UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________________________________
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.   )
________________________________________________

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
ENCORE CAPITAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ENCORE CAPITAL GROUP, INC.
350 Camino De La Reina, Suite 100, San Diego, CA 92108
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2024
__________________________________________________________________________________________________________

Date and Time:	June 7, 2024, at 12:00 P.M., Eastern Time
Place:	The annual meeting will be a virtual meeting via live webcast on the internet at www.virtualshareholdermeeting.com/ECPG2024
Items of Business:
1.To elect nine directors, each for a term of one year;
2.To approve, in a non-binding advisory vote, the compensation of our named executive officers (often called the “say-on-pay” vote);
3.To ratify the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2024; and
4.To transact such other business that may properly come before the meeting.

Record Date:
April 11, 2024 (the “Record Date”)
Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof.

Mail Date:
We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, on or about April 26, 2024, to our stockholders of record on the Record Date.

Participation in Virtual Meeting:
We are pleased to invite you to participate in our annual meeting, which will be conducted exclusively online at www.virtualshareholdermeeting.com/ECPG2024. To participate in the annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.

Voting:	Your vote is important. Whether or not you plan to virtually attend the meeting, please submit your vote as soon as possible using one of the voting methods described in the attached materials. Submitting your voting instructions by any of these methods will not affect your right to virtually attend the meeting and vote should you so choose.

By Order of the Board of Directors,

Andrew Asch
Secretary
April 26, 2024
San Diego, California
This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, are available at www.proxyvote.com.

ENCORE CAPITAL GROUP, INC.
350 Camino De La Reina, Suite 100
San Diego, CA 92108
858-309-6442
_______________________________________________________________________________________________________
PROXY STATEMENT
_______________________________________________________________________________________________________

QUESTIONS ABOUT THE MEETING
Why am I receiving these materials?
The Board of Directors (our “Board”) of Encore Capital Group, Inc. (“Encore” or the “Company”) has made these materials available to you in connection with the Board’s solicitation of proxies for use at the 2024 annual meeting of stockholders of Encore Capital Group, Inc., to be held via a live webcast on the internet at www.virtualshareholdermeeting.com/ECPG2024 on June 7, 2024 at 12:00 p.m. Eastern time, or at such other time and place to which the annual meeting may be adjourned or postponed. We are pleased to be furnishing our proxy materials to stockholders primarily over the internet. We believe this process will expedite stockholders’ receipt of proxy materials, lower the costs, and reduce the environmental impact of our 2024 annual meeting. On or about April 26, 2024, we will mail to our stockholders of record on April 11, 2024 a Notice of Internet Availability of Proxy Materials, which contains instructions on how to access this proxy statement and our annual report, and how to vote online. If you would like to receive a printed copy of our proxy materials instead of downloading a printable version from the internet, please follow the instructions for requesting such materials included in the Notice.

What is the purpose of the annual meeting?
At our annual meeting, stockholders will act upon the matters outlined in the accompanying notice of meeting, including (1) the election of nine directors, (2) the approval, by non-binding vote, of the compensation of our named executive officers, and (3) the ratification of the appointment of BDO USA, P.C. as our independent registered public accounting firm. In addition, representatives of BDO USA, P.C. will be given an opportunity to make a statement and to respond to questions regarding the audit of our consolidated financial statements.

Who is entitled to vote?
Only stockholders of record at the close of business on the record date, April 11, 2024, are entitled to receive notice of the annual meeting and to vote the shares that they held on that date at the meeting, or any postponement or adjournment of the meeting. At the close of business on the record date, April 11, 2024, there were 23,686,865 outstanding shares of our common stock, each of which is entitled to cast one vote.

Information about the Virtual Annual Meeting
The 2024 Annual Meeting will be a virtual-only meeting held via webcast on June 7, 2024, at 12:00 p.m. Eastern Time. The annual meeting will be accessible at www.virtualshareholdermeeting.com/ECPG2024. We are utilizing the virtual meeting format to enhance stockholder access and encourage participation and communication with our management. We believe this format facilitates stockholder attendance and participation by enabling all stockholders to participate fully, and equally, using any internet-connected device from any location around the world at no cost. We believe a virtual meeting protects the health and safety of attendees, and saves the Company’s and stockholders’ time and money.
We want to ensure that all stockholders are afforded the same rights and opportunities to participate, including access to the Board and our management, as they would at an in-person meeting. All members of the Board and all executive officers are expected to join the annual meeting and be available for questions, and we are committed to acknowledging each relevant question we receive, subject to the guidelines described below and in our Rules of Conduct and Procedures, which will be available on the annual meeting website.

How to Access and Participate in the Annual Meeting
•Visit the annual meeting website at www.virtualshareholdermeeting.com/ECPG2024; and
•Enter your 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.
Only stockholders of record at the close of business on the record date, April 11, 2024, are entitled to vote their shares and have the opportunity to submit questions during the Annual Meeting. Stockholders will need their unique 16-digit control number to vote and submit questions. All others without a control number will be able to join the meeting as guests; however, will not be able to vote or submit questions during the meeting.

How to Submit Questions for the Annual Meeting
Stockholders may submit questions during the Annual Meeting by:
•accessing the annual meeting website as described above;
•typing the question into the “Submit a Question” field; and
•clicking “Submit.”
Questions submitted that are pertinent to the Company and the items being voted on by stockholders during the Annual Meeting will be read aloud and answered, as time permits and in accordance with Annual Meeting Rules of Conduct and Procedures. Questions regarding personal matters, including those related to employment or service issues, or related to strategic transactions are not pertinent to meeting matters and, therefore, will not be answered. Questions and answers will be grouped by topic and substantially similar questions will be grouped, summarized and answered together due to time constraints. Our Investor Relations representative or General Counsel will respond to other questions not answered during the Annual Meeting, as appropriate.

Technical Assistance
If you encounter any technical difficulties when accessing or using the annual meeting website, please call the technical support number that will be posted on the annual meeting website login page. The annual meeting website is supported on browsers and devices running the most updated version of applicable software and plugins.

Who can attend the meeting?
All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Others may attend the meeting at our discretion. If you have any questions or wish to obtain directions to virtually attend the annual meeting and to vote, please call our Investor Relations representative, at 858-309-6442.

What constitutes a quorum?
The presence at the meeting, virtually or represented by proxy, of a majority of the outstanding shares of common stock entitled to vote on the record date will constitute a quorum, which will permit us to hold the annual meeting and conduct business. Proxies received but marked as abstentions, withheld votes and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Abstentions include shares virtually present at the meeting but not voting and shares represented by proxy but with respect to which the holder has abstained from voting. Broker non-votes occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power on that item and has not received instructions from the beneficial owner.

How do I vote by proxy before the meeting?
Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC (formerly American Stock Transfer & Trust Company):
•By internet at www.proxyvote.com;
•By telephone at 1-800-690-6903; or
•By mail, if you received a printed copy of the proxy materials, by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.

Please refer to the proxy card for further instructions on voting via the internet and by telephone. Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a bank, broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. You have the right to direct your bank or broker on how to vote the shares in your account, and your ability to vote by telephone or via the internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this proxy statement, or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the internet or telephone.

May I vote my shares at the meeting?
Yes. You may vote your shares electronically at the virtual meeting, even if you previously submitted a proxy card or voted by internet or telephone. Whether or not you plan to attend the meeting, however, we encourage you to vote your shares by proxy before the meeting. To participate in the annual meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials.
Please note that if your shares are held in “street name” and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker, bank or nominee that holds your shares.

What if I submit a proxy and then change my mind?
You may revoke your proxy at any time before it is exercised:
•By filing with the Corporate Secretary of Encore a notice of revocation at the address shown on the first page of this proxy statement;
•By sending in another duly executed proxy bearing a later date; or
•By virtually attending the meeting and casting your vote electronically.

What are the Board’s recommendations for how I should vote my shares?
If you sign and return your proxy card with voting instructions, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you sign and return a proxy card but do not fill out the voting instructions on the proxy, the persons named on the proxy card will vote in accordance with the recommendations of our Board. The Board recommends that you vote your shares as follows:
Proposal 1 – FOR the election of each of the nine director nominees for a term of one year.
Proposal 2 – FOR, in a non-binding advisory vote, the compensation of our named executive officers (often called the “Say-on-Pay Vote”).
Proposal 3 – FOR the ratification of the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2024.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each item?
Election of Directors. Directors shall be elected by a plurality of the votes cast, meaning that the nine nominees who receive the most votes will be elected to our Board. With respect to the election of directors for the Board, you may vote “FOR” or “WITHHOLD” with respect to each nominee. A properly executed proxy marked to withhold with respect to the election of one or more directors will have no effect on the proposal to elect the directors other than that it will be counted for purposes of determining whether there is a quorum present at the annual meeting. Notwithstanding the foregoing, we have adopted a Majority Voting Policy that is described on page 11 of this proxy statement.

Other Items. For each other item, the affirmative vote of the majority of the shares voting for or against, represented at the meeting or by proxy, on the item will be required for such item’s approval, meaning that a majority of votes cast must be voted “For” the proposal for it to be approved. With respect to any proposal other than the election of directors you may vote “For,” “Against” or “Abstain.” A properly executed proxy marked “Abstain” with respect to any such matter will not be voted and will not be counted in determining the number of shares necessary for approval, although it will be counted for purposes of determining whether there is a quorum.
Effect of Broker Non-Votes. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Who pays for the cost of this proxy solicitation?
We will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. In addition to the solicitation of proxies by mail, our officers, directors and employees may solicit proxies in person, by telephone or by facsimile, none of whom will receive additional compensation for those services.

How many annual reports and proxy statements are delivered to the same address?
If you and one or more of our other stockholders share the same address, it is possible that only one annual report and proxy statement was delivered to your address unless we have received contrary instructions from one or more of the stockholders. This is known as “householding.” Any registered stockholder who wishes to receive separate copies of an annual report or proxy statement at the same address now or in the future may: (1) call Encore at 858-309-6442 or toll free at 1-800-579-1639 or (2) mail a request to receive separate copies to: Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the annual report and/or proxy statement to you. Stockholders who own our common stock through a broker and who wish to receive separate copies of an annual report and proxy statement should contact their brokers directly. Stockholders currently receiving multiple copies of an annual report and proxy statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number or address listed above.

CORPORATE GOVERNANCE

Board Meetings and Committees
The Board met 6 times during 2023 and otherwise acted by unanimous written consent. In 2023, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which he or she served, in each case held during such director’s period of service.
In 2023 the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Corporate Governance (“NCG”) Committee; and the Risk Committee. The members of our Board and the composition of the Board’s standing committees as of December 31, 2023 and the number of meetings held in 2023 are reflected in the table below.

Name	Board	Audit	Compensation	NCG	Risk
William C. Goings	●		●	●
Ash Gupta	●		●		●
Wendy G. Hannam	●	●			●
Jeffrey A. Hilzinger	●	●		●
Angela A. Knight	●		●	●
Michael P. Monaco	●	●
Laura Newman Olle	●		●		●
Richard P. Stovsky	●	●			●
Ashish Masih	●
Number of Meetings	6	8	5	4	4
● Chair           ● Member

Our Board has adopted written charters for each of its standing committees and each of those written charters is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then the respective committee charters. The standing committees each assess the adequacy of their charters annually. Information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Audit Committee. We have a standing Audit Committee that is responsible for assisting the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company.
Among other things, the Audit Committee has the authority and responsibility under its charter to:
•appoint our independent auditors and regularly review their performance and internal control procedures and material issues raised by our independent auditors;
•approve audit and non-audit services and fees;
•review and approve the internal audit function, including the charter, the effectiveness of internal audit, the internal audit plan, and results of internal audits as they relate to finance and accounting;
•review and evaluate our financial statements, accounting principles and system of internal controls regarding finance and accounting;
•review and evaluate reports from the independent auditors concerning all critical accounting policies and practices used by the Company;
•establish procedures for receiving and responding to complaints or concerns regarding our internal controls or other auditing matters;

•support the Board by primarily overseeing those risks that may directly or indirectly affect the Company’s financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements;
•review and approve related person transactions; and
•consider other appropriate matters regarding our financial affairs.
Compensation Committee. The Compensation Committee is responsible for discharging the responsibilities of the Board with respect to the compensation of our executive officers, administering our equity-based plans and periodically reviewing our compensation plans, with authority to adopt such plans.
Among other things, the Compensation Committee has the authority and responsibility under its charter to:
•review and approve our policies on executive compensation, benefits and perquisites, including incentive cash compensation plans, or other forms of executive incentives;
•review and approve the compensation, benefits and perquisites of the Chief Executive Officer (“CEO”), who serves as our principal executive officer, and the Compensation Committee refers its determination and approval of the same to the Board for ratification;
•review and approve the compensation, benefits and perquisites of all executive officers;
•review and evaluate the compensation and benefits for non-employee directors and, if appropriate, recommend changes to the Board; and
•consider, approve and administer our incentive compensation plans and equity-based plans in which directors, the CEO, other executive officers and other employees and consultants may be participants.
The Compensation Committee may delegate any of its responsibilities to subcommittees or any committee member, except that it shall not delegate its responsibilities for any matters that involve executive or director compensation or any matters where it has determined such compensation is intended to be exempt from Section 16(b) under the Securities Exchange Act of 1934 pursuant to Rule 16b-3 by virtue of being approved by a committee of “non-employee directors.”
The Compensation Committee may delegate its responsibilities with respect to the administration of the incentive compensation, equity compensation, deferred compensation, and employee pension and welfare benefit plans to the Company’s officers and employees, as consistent with applicable law, who may also utilize the services of third-party administrators, record keepers, consultants, and other service providers.
The Compensation Committee sets the corporate performance goals and objectives for the executive officers and also sets the individual performance goals and objectives for the CEO and evaluates their performance with respect to those goals. The Compensation Committee sets the executive officers’ compensation based upon the evaluation of their performance and approves all employment and severance related agreements with such executives. In evaluating executive officer compensation, the Compensation Committee may retain the services of compensation consultants and considers recommendations from the CEO with respect to performance and compensation of the other executive officers. The Compensation Committee also periodically reviews compensation for non-employee directors.
The CEO is not present when the Compensation Committee reviews and establishes the compensation, benefits and perquisites of the CEO. Although the CEO generally makes recommendations to the Compensation Committee with respect to executive compensation decisions, including base salaries, cash incentives and equity-based awards, the Compensation Committee has in the past determined compensation, benefits or perquisites that were different from those recommended by the CEO.

The Compensation Committee approves all grants of equity-based awards to executives. The Board and the Compensation Committee have delegated authority to the CEO to approve grants of equity awards to non-executive employees, subject to share and grant date fair value limitations and continued oversight by the Compensation Committee. Equity award grants to executives are determined based on a periodic review by the Compensation Committee regarding appropriate incentives, with recommendations typically originating from the CEO based on each executive’s individual performance, consistent with the criteria established in the long-term incentive program adopted by the Compensation Committee.
The Compensation Committee has the specific authority to hire outside advisors and consultants in its discretion at our expense. The Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) to provide comprehensive executive compensation consulting advice. A more detailed description of FW Cook’s activities for the Compensation Committee is provided in the Compensation Discussion and Analysis section of this proxy statement.
Nominating and Corporate Governance Committee. The function of the Nominating and Corporate Governance Committee is to consider and recommend qualified candidates for election as directors of the Company, to make recommendations to the Board regarding the size and composition of the Board and to develop and recommend to the Board matters related to corporate governance.
Among other things, the NCG Committee has the authority and responsibility under its charter to:
•make recommendations to the Board concerning the size and composition of the Board;
•identify, screen and evaluate proposed candidates for the Board;
•to the extent deemed appropriate, retain third party search firms or other advisors to identify and evaluate director nominee candidates;
•recommend to the Board nominees to fill vacancies on the Board;
•annually review the Board committee structure and recommend to the Board for its approval directors to serve as members of each committee;
•recommend to the Board a process to review the effectiveness of the Board and its members, and to oversee that review process;
•develop and recommend to the Board a succession plan for the CEO role, and periodically to review that succession plan;
•make recommendations to the Board regarding governance matters, including, but not limited to, the Company’s certificate of incorporation, bylaws, and the charters of the Board’s other committees;
•develop, oversee, and periodically update as necessary, an orientation program for new directors and a continuing education program for current directors; and
•review the Company’s environmental, social and governance (ESG) strategy, initiatives and policies and receive updates from the Company on significant ESG activities.
Prior to each annual meeting of stockholders, the NCG Committee identifies nominees to serve on the Board by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. The NCG Committee or the Board decides whether to nominate a member for re-election based on considerations, including, but not limited to, the value of continuity of service by existing members of the Board and the desired size and composition of the Board. The NCG Committee may from time to time identify new nominees for the Board based on the desired skills and experience of a new nominee considering the criteria described below. Current members of the NCG Committee, the Board and management are polled for suggestions as to individuals meeting the desired criteria. Third party search firms or other advisors may also be retained to identify qualified individuals.

The NCG Committee has not set specific minimum qualifications or criteria for nominees. Although we do not have a specific diversity policy, we fully appreciate the value of Board diversity, which improves the quality of discussions, enhances Board culture and contributes to a more effective decision making process. The NCG Committee evaluates the entirety of a nominee’s credentials and considers a broad range of factors in evaluating prospective director nominees, including the following:
•the appropriate size of the Board;
•a candidate’s knowledge, skills and experience, including experience in business, finance, technology, credit, strategy, asset and capital allocation, accounting or administration, considering prevailing business conditions, the needs of the Company and the knowledge, skills and experience already possessed by other members of the Board;
•whether a candidate is “independent,” as defined by Nasdaq Listing Rules and other applicable rules, and whether circumstances exist that may create the appearance of a conflict of interest;
•a candidate’s familiarity with accounting rules and practices applicable to our business;
•a candidate’s international business experience;
•a candidate’s character, integrity and reputation for working constructively with others;
•whether a candidate has sufficient time available to devote to the duties of a director of the Company;
•the desire to assemble a Board that is strong in its collective knowledge and has a diversity of skills, viewpoints, professional and personal experience, race, ethnicity, age and gender;
•the importance of maintaining productive working relationships among the Board members and between the Board and management for the benefit of all stockholders; and
•recognition of both the considerable benefit of continuity and the fresh perspective provided by the periodic introduction of new members and retirement of current members.
The NCG Committee assesses the effectiveness of its efforts when it evaluates the Board’s composition as a part of the annual nomination process.
The NCG Committee will consider stockholder nominations for directors submitted in accordance with the procedure set forth in Section 3.14 of our Bylaws. The committee will consider each candidate equally based on the factors listed above, regardless of whether the candidate is recommended by a stockholder for election to our Board or is recommended by a member of the Board or a third-party search firm. The procedures for stockholder nominated director candidates provide that a notice relating to the nomination in connection with an annual meeting must be timely given in writing to: Encore Capital Group, Inc., Attention: Corporate Secretary, 350 Camino De La Reina, Suite 100, San Diego, CA 92108. To be timely, the notice must be delivered within the time period described in the “Stockholder Proposals and Nominations” section of this proxy statement. Such notice must be accompanied by the nominee’s written consent to serve if elected, must contain information relating to the business experience and background of the nominee and provide information with respect to the nominating stockholder and persons acting in concert with the nominating stockholder and otherwise comply with the requirements outlined in our Bylaws.
Risk Committee. The Risk Committee assists the Board in its oversight of our risk governance structure, including the Enterprise Risk Management framework and the policies, procedures and practices utilized to manage risk.
Among other things, the Risk Committee had the authority and responsibility under its charter to:
•oversee our risk governance structure, including the Enterprise Risk Management framework;
•review and approve any risk appetite statement of the Company and management’s proposed approach to risk tolerance, including overseeing the development of appropriate risk capacity, risk tolerances and key risk indicators;

•review and approve our risk management policies and procedures dealing with risk identification and risk assessment for the principal operational, business and compliance risks facing the Company, including but not limited to, the risks and responses associated with: strategy; finance and accounting; investment and financial performance; liquidity; legal and regulatory compliance; data management and analytics; information security (including cyber security) and privacy; information technology; people; operations and third-party management;
•review management’s efforts to foster a Company-wide culture that supports appropriate risk awareness and identification, escalation and appropriate treatment of risks that exceed designated risk tolerance levels;
•discuss with management and our Chief Risk & Compliance Officer our major risk exposures and review the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies;
•provide oversight of the Company’s crisis management framework, including the Company’s incident response plans;
•review our internal audit work plan to ensure alignment with identified risks and risk governance needs; and
•oversee the investigation of, and may also request the investigation of, any significant instance of noncompliance with laws or the Company’s compliance programs, policies or procedures.

Other Corporate Governance Matters
Director Independence. The Board has determined that all members of the Board other than Mr. Masih are “independent directors” within the meaning of Nasdaq listing standards. During its independence review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and significant stockholders. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has determined that each member of the Board’s Audit, Compensation, and NCG Committees is independent (or similarly designated) based on the Board’s application of the standards of Nasdaq, the Securities and Exchange Commission (the “SEC”) or the Internal Revenue Service (the “IRS”), as appropriate for such committee membership.
Annual Board and Committee Evaluations. Our Board conducts an annual self-evaluation aimed at enhancing its effectiveness. As part of the evaluation, each director completes a written questionnaire that is designed to gather suggestions for improving Board effectiveness and to solicit feedback on a range of issues, including Board operations, Board and committee structure, the flow of information from management, and agenda topics. In addition, in 2022, we engaged an independent third party to conduct a comprehensive Board self-evaluation to assess the effectiveness of our Board. The feedback received was discussed during an evaluation session and certain actions were implemented to further enhance the operations of the Board and its committees. We expect to continue to use an independent third party for similar purposes from time to time in the future.
Each of our standing committees also conducts its own annual self-evaluation, which includes a written questionnaire and evaluation session led by the respective committee chairs. The NCG Committee annually appraises the framework for our Board and committee evaluation processes.
Audit Committee Financial Expert. The Board has determined that each of Messrs. Stovsky, Hilzinger and Monaco and Ms. Hannam qualifies as an “audit committee financial expert,” as defined in SEC regulations, and also possesses the financial sophistication and requisite experience as required under Nasdaq listing standards.
Board Leadership Structure. The Board evaluates its leadership structure on an ongoing basis according to what the Board considers to be best for the Company at any given point in time. Currently, we separate the roles of non-executive Chairman and CEO. The Board believes that having a separate non-executive Chairman and CEO provides an effective leadership model for the Company and provides the benefit of the distinct abilities and experience of both the non-executive Chairman and CEO.

Our non-executive Chairman, Michael P. Monaco, provides overall leadership to the Board in its oversight function. Our CEO, Ashish Masih, is responsible for setting the strategic direction for the Company and the day-to-day leadership and overall operating performance of the Company. We believe the separation of offices ensures the independence of the Board and allows Mr. Monaco to focus on managing Board matters and Mr. Masih to focus on managing our business. Having the CEO serve on our Board ensures that the Board contains the individual most familiar with the Company’s business and industry and promotes open communication between management and our directors. The CEO provides advice and recommendations to the full Board for the Board’s consideration.
Code of Ethics. The Board has adopted a code of ethics entitled the “Standards of Business Conduct” applicable to our directors and all employees and officers of the Company, including our principal executive officer, principal accounting officer and principal financial officer. A copy of the Standards of Business Conduct is available on our website at www.encorecapital.com. Click on “Investors,” then “Corporate Governance” and then “Standards of Business Conduct.” We may post amendments to or waivers of the provisions of the Standards of Business Conduct, if any, made with respect to any of our directors and executive officers on that website, unless otherwise required by Nasdaq listing standards to disclose any waiver in a Current Report on Form 8-K. Please note that the information contained on our website is not incorporated by reference in, or considered to be a part of, this proxy statement.
Risk Oversight. Our management has day-to-day responsibility for identifying risks and assessing them in relation to Company strategies and objectives; implementing suitable risk mitigation plans, processes and controls; and appropriately managing risks in a manner that serves the best interests of the Company and its stockholders. While the Board has retained the responsibility for general oversight of key strategic risks, the Board’s standing committees support the Board by regularly addressing various risks in their respective areas of oversight.
•The Risk Committee oversees and reviews the Company’s risk governance structure, including the Enterprise Risk Management (“ERM”) program (which includes risk tolerance), and risks related to, among other things, operations, compliance and information security. The Company’s various operating subsidiaries also have general corporate governance structures and, depending on their operations and market, have also established board committees or processes to manage risk and compliance relative to their specific operations.
•The Audit Committee primarily oversees those risks that may directly or indirectly affect our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements. The Audit Committee also assists the Board by overseeing and reviewing the internal audit function.
•The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with risks arising from employee compensation policies and practices.
•The NCG Committee oversees risks related to corporate governance matters and processes including the Company’s ESG program. The committee also oversees risk related to talent management and succession planning for the Company’s executives.
Our Risk Committee is responsible for overseeing our information security risks. Our Risk Committee receives quarterly reports from our Chief Information Officer (who also serves as our Chief Information Security Officer) with respect to our information security program, which includes cybersecurity risk assessments, security monitoring, incident response policies, regulatory compliance, and employee training. To ensure the integrity and reliability of our information security environment, we periodically engage outside specialists to examine and test our systems, technical posture as well as our detection and response capabilities, including our disaster recovery plans. Through this work, we adopt recommendations and adjust our information and cybersecurity posture to the constantly changing threat landscape. We continually strive to enhance our preventive and defensive capabilities in alignment with globally recognized information security frameworks, maintain appropriate information security risk insurance policies, and implement other measures to mitigate or minimize the impacts from potential threats.
Each standing committee routinely provides reports to the full Board at regular meetings concerning the activities of the committee and actions taken by the committee since the last regular meeting. The Board’s role in risk oversight is consistent with the Company’s leadership structure, with the CEO and management responsible for assessing, managing and mitigating our risk exposure and the Board and its committees providing oversight in connection with those efforts.

Communications with Directors. We have not adopted a formal process for stockholder communications with the Board. Given our size, the Board does not deem it necessary to formally adopt a written policy regarding stockholder communications. Stockholders, however, can contact the Board or an individual director by writing to: Board of Directors, Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary. Absent unusual circumstances or as contemplated by committee charters, communications received in writing are distributed to members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.
Outside Advisors. The Compensation Committee has engaged FW Cook to assist it in carrying out its responsibilities with respect to the Company’s executive compensation programs. The Compensation Committee has assessed the independence of FW Cook pursuant to SEC rules and determined that FW Cook is independent and its respective work for the Compensation Committee does not raise any conflict of interest. In addition, various committees of the Board may hire outside legal counsel from time to time to provide additional advice.
Executive Sessions of Independent Directors. Independent Board members meet without management present following regularly scheduled Board meetings and at any other time deemed appropriate by the Board.
Policy Regarding Directors’ Attendance at Annual Meetings. We encourage directors to attend our annual meeting, but we do not have a policy that requires the attendance of all directors at our annual meeting. Each of our current directors attended the 2023 annual meeting.
Majority Voting Policy. The Company has adopted a Majority Voting Policy, which states that in an uncontested election (i.e., an election where the only nominees are those recommended by the Board), any nominee for director who receives a greater number of votes “withheld” from election than votes “for” such election shall promptly tender a resignation to the Board for consideration.
The NCG Committee shall promptly consider the resignation offer and recommend to the Board action with respect to the tendered resignation, which may include (1) accepting the resignation, (2) maintaining the director but addressing the underlying cause of the “withheld” votes, (3) determining not to renominate the director in the future, (4) rejecting the resignation or (5) any other action the NCG Committee deems to be appropriate and in the best interest of the Company. In considering what action to recommend with respect to the tendered resignation, the NCG Committee will take into account all factors deemed relevant, including without limitation, any stated reasons why stockholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the Board, the director’s contributions to the Company, the mix of skills and backgrounds of the directors and whether accepting the tendered resignation would cause the Company to fail to meet any applicable requirements of the SEC or the Nasdaq Stock Market.
The Board will act on the NCG Committee’s recommendation no later than 90 days following certification of the stockholder vote.
Following the Board’s decision on the NCG Committee’s recommendation, the Company will promptly disclose the Board’s decision with respect to the tendered resignation and will provide a description of the process by which the decision was reached in a Current Report on Form 8-K filed with the SEC.
Except in certain special circumstances, any director who tenders a resignation pursuant to this provision shall not participate in the NCG Committee review and recommendation process or the Board’s consideration regarding the action to be taken with respect to the tendered resignation.
To the extent that one or more directors’ resignations are accepted by the Board, the NCG Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

ELECTION OF DIRECTORS (PROPOSAL NO. 1)

General
Our Board currently consists of nine members, each with a term expiring at the 2024 annual meeting. The NCG Committee of the Board has recommended, and the Board has nominated, the incumbent directors listed below for election at the 2024 annual meeting.
If any nominee named below is unable or declines to serve as a director, the Board may change the number of seats on the Board or may designate an alternate nominee to fill the vacancy. If a substitute nominee is named, the proxy holders will vote the proxies held by them for the election of such person, unless contrary instructions are given. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director continues until the next annual meeting of stockholders or until his or her successor has been elected and qualifies.

Required Vote
Subject to the Majority Voting Policy described above, if a quorum is present (virtually) and voting, the nine nominees receiving the highest number of votes will be elected to the Board.

The Board of Directors recommends a vote FOR the election of each of the nine director nominees for a term of one year.

Director Diversity
66.7% of the nominees to the Board are diverse by gender or race. Of the nominees, three are female and three are racially diverse. Currently 75% of our Board committees are chaired by diverse Board members.

Board Diversity Matrix (As of April 26, 2024)
Total Number of Directors	9
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	6	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	2	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	3	-	-
Two or More Races or Ethnicities	-	-	-	-
Did not want to disclose	-
LGBTQ+	-

Director Nominees
Set forth below is certain biographical information about each of our nominees to the Board.

Name	Age	Position(s)
Michael P. Monaco	76	Non-Executive Chairman and Director
William C. Goings	66	Director
Ashwini (Ash) Gupta	71	Director
Wendy G. Hannam	64	Director
Jeffrey A. Hilzinger	66	Director
Angela A. Knight	73	Director
Laura Newman Olle	71	Director
Richard P. Stovsky	66	Director
Ashish Masih	58	President, Chief Executive Officer and Director
MICHAEL P. MONACO. Mr. Monaco has served as a director since August 2014. He served as a Senior Advisor to FTI Consulting, Inc. from July 2017 to April 2018. He served as the Senior Managing Director at CDG Group, LLC, a New York-based firm specializing in restructurings, mergers and acquisitions and crisis and turnaround management from 2002 until CDG Group, LLC was acquired by FTI Consulting, Inc. in July 2017. He previously served as Chairman and Chief Executive Officer of Accelerator, LLC, a provider of outsource services, from 2000 to 2002. He served as a Vice Chairman of Cendant Corporation from 1996 to 2000. In addition, Mr. Monaco served as the Executive Vice President and Chief Financial Officer of the American Express Company from 1990 to 1996. He was previously a director of iPayment, Inc., a leader in the payment processing industry, and the International Securities Exchange. Mr. Monaco also previously served as a director of I.D. Systems, Inc., a publicly traded company, from 2002 to June 2014. Mr. Monaco is also a Certified Public Accountant. His additional qualifications to serve on the Board include experience in public company accounting, risk management, disclosure, and financial system management, leadership experience in the financial services industry, and service as a public company director.
WILLIAM C. GOINGS. Mr. Goings has served as a director since September 2022. Mr. Goings was Executive Vice President of TD Bank Group and President and Chief Executive Officer of TD Insurance at TD Bank Group from 2012 to 2013. Mr. Goings also held the positions of Executive Vice President of TD Bank Group and President of TD Insurance at TD Bank Group from 2010 to 2012. He also held the positions of Senior Vice President and Chief Operating Officer of TD Insurance at TD Bank Group between 2009 and 2010. Prior to joining TD Bank Group, Mr. Goings held a variety of operating roles with Genworth Financial Inc. from 2004 to 2009 and GE Capital from 1997 to 2004. Mr. Goings currently serves as a director of TrueBlue, Inc. Mr. Goings also serves as a Director of AARP Service Inc. and as a Director of Penn Mutual Life Insurance Company. Mr. Goings’ earlier career was spent working for global companies in corporate banking, strategic planning, and business development. Mr. Goings qualifications to serve on the Board include his extensive expertise having served as a senior officer of a large multi-national corporation as well as an executive level, operations focused, strategic planning, and problem-solving ability.
ASH GUPTA. Mr. Gupta has served as a director since September 2015. Mr. Gupta retired from American Express Company in March 2018 after 40 continuous years of service as an executive officer, including serving as President – Global Credit Risk & Information Management from 2016 to 2018. Previously, he was the company’s Chief Risk Officer and was instrumental in successfully guiding American Express through the Great Recession. He is currently, a board member and chair for Corridor Platforms Inc. and an advisor to global consulting firm Oliver Wyman. Mr. Gupta earned an MBA from Columbia University and a bachelor’s degree in Engineering from Indian Institute of Technology (IIT), Delhi. He serves on the non-profit boards of Big Brothers Big Sisters of New York and the New York Chapter of National Association of Corporate Directors (NACD) and on the advisory board of South Asian Youth Action (SAYA!). Mr. Gupta’s qualifications to serve on the Board include his significant experience as an executive officer of a public international finance company and his experience related to risk and information management.

WENDY G. HANNAM. Ms. Hannam has served as a director since September 2015. Ms. Hannam retired from Scotiabank, an international Canadian bank and a leading financial services provider in North America, Latin America and parts of Asia, in 2014. Ms. Hannam joined Scotiabank in 1983 and held positions of increasing responsibility, most recently as Executive Vice President, International Retail Banking from 2009 to 2012 and Executive Vice President, Latin America from 2012 until she retired. Ms. Hannam holds an MBA from the University of Toronto. She is also a graduate of the Advanced Management Programme at the European Institute of Business (INSEAD) and the ICD-Rotman Directors Education Program. She serves on the Independent Review Committee of BMO Asset Management Inc, and on the board of the Royal Conservatory of Music. Ms. Hannam was named one of Canada’s 100 Most Powerful Women 2007-2010 and was named to the Latinvex Top 100 Business Women in Latin America in 2013. Ms. Hannam’s qualifications to serve on the Board include her substantial experience in international financial services and operations in regulated industries.
JEFFREY A. HILZINGER. Mr. Hilzinger has served as a director since September 2019. He previously served as Chief Executive Officer, President and a director of Marlin Business Services Corp., a publicly-traded bank holding company, from June 2016 until it was acquired in January 2022. From 2010 to May 2016 Mr. Hilzinger served in positions of increasing responsibility at Everbank Commercial Finance, Inc., most recently as President. In 2004, Mr. Hilzinger co-founded US Express Leasing, Inc. and served as its Chief Financial Officer until it was acquired by Everbank Financial Corporation in 2010. Mr. Hilzinger co-founded Aternus Partners, LLC, a management consulting firm, and served as a Managing Director until 2004. From 1979 until it was acquired by GE Capital in 2002, Mr. Hilzinger served in various regional and global leadership roles with Heller Financial, Inc. and certain of its subsidiaries and affiliates. Mr. Hilzinger’s qualifications to serve on the Board include his experience as the Chief Executive Officer of a publicly-traded company, his substantial experience in the financial services industry, his experience interacting with regulatory authorities and his experience leading businesses located outside of the United States.
ANGELA A. KNIGHT CBE. Ms. Knight has served as a director since September 2019. Ms. Knight has been a Non-Executive Director of Arbuthnot Banking Group plc since September 2023 and its principal subsidiary Arbuthnot Latham & Co Ltd since June 2016. She has also been a Non-Executive Director of Vanquis plc (formerly known as Provident Financial plc) since August 2018. In November 2021, Ms. Knight was appointed as the non-executive chair of the board of directors of Pool Reinsurance Company LTD (PoolRe), Britain’s leading terrorism reinsurer. She is currently the deputy chairman of the Astana Financial Services Authority, a regulator set up by the Kazakhstan Government, under English law and UK/international regulatory standards. Since 1997, Ms. Knight has held several Non-Executive Directorships, including Taylor Wimpey plc from November 2016 to April 2022, TP ICAP plc (previously Tullett Prebon) from September 2011 to May 2021, Brewin Dolphin plc from 2007 to 2017, where she was the Senior Independent Non-Executive Director and also chaired the Dublin subsidiary, until December 2018 and was the Chairman of the UK Treasury sponsored body, the Office of Tax Simplification, until March 2019. She was the Chief Executive Officer of Energy UK from 2012 to 2014, and prior to that was the Chief Executive Officer of the British Bankers’ Association, from 2007 to 2012. Between 1997 and 2006, Ms. Knight was the Chief Executive Officer of the Association of Private Client Investment Managers and Stockbrokers. Ms. Knight started her career at Air Products and Chemicals where she worked for five years, primarily as a development engineer and project leader. In 1977, she set up Cook & Knight (Metallurgical Processors) and was Joint Managing Director until the company was sold in 1988. She became a member of Sheffield City Council in 1987 and was elected as the Member of Parliament for Erewash in the East Midlands in 1992. She was the Parliamentary Aid to the Minister for Industry in 1993, then to the Chancellor of the Exchequer in 1994, before becoming Economic Secretary to HM Treasury from 1995 to 1997. Ms. Knight has a BSc degree in Chemistry from Bristol University. Ms. Knight’s qualifications to serve on the Board include her substantial experience in international financial services, operations in regulated industries and service on international boards.
LAURA NEWMAN OLLE. Ms. Olle has served as a director since February 2014. Ms. Olle retired from Capital One Financial Corporation, a publicly traded bank holding company specializing in credit cards, home loans, auto loans, banking and savings products, in 2007, where she served as Chief Enterprise Risk Officer. She joined Capital One in 1999 as Senior Vice President of Information Technology Systems Development. Prior to Capital One, Ms. Olle served as Senior Vice President of Information Systems and Services at Freddie Mac. She has also previously held key information technology positions at the Marriott Corporation and worked as a management consultant at Arthur Young and Company. Ms. Olle serves as a board member of Morgan Stanley Bank, N.A. (MSBNA) and Morgan Stanley Private Bank, National Association (MSPBNA), which are U.S. bank operating subsidiaries of Morgan Stanley. Ms. Olle is a former Certified Public Accountant. Ms. Olle’s qualifications to serve on the Board include her broad experience interacting with regulatory authorities and developing and overseeing enterprise risk management and information technology programs at complex financial institutions.

RICHARD P. STOVSKY. Mr. Stovsky has served as a director since August 2018. Mr. Stovsky retired from PricewaterhouseCoopers LLP (“PwC”) in June 2018. Mr. Stovsky joined PwC in August 1983, and held positions of increasing responsibility, most recently as a Vice Chairman. Mr. Stovsky has served as a member of the board, audit and compliance committee and compensation committee of Olympic Steel, Inc. since May 2020. Mr. Stovsky serves on several non-profit organization Boards of Directors/Trustees including The Cleveland Orchestra, The 50 Club of Cleveland, The Cleveland Museum of Art, Bluecoats of Cuyahoga County, Jewish Federation of Cleveland, The Cleveland Foundation and University School. Mr. Stovsky is a Certified Public Accountant and is licensed to practice law in the state of Ohio. Mr. Stovsky’s qualifications to serve on the Board include his experience as a certified public accountant, and his substantial experience in providing tax and overall business advice in a variety of industries.
ASHISH MASIH. Mr. Masih has served as a director and our President and Chief Executive Officer since June 2017. He previously served as Executive Vice President and President of Midland Credit Management, Inc. (“MCM”), the Company’s domestic operating subsidiary, from November 2016 until June 2017 and other senior roles in operations and corporate development at Encore from when he joined the Company in 2009 until November 2016. From 2001 until joining the Company, Mr. Masih was employed at Capital One Financial Corporation where he held senior roles in its U.S. credit card business. Prior to joining Capital One, Mr. Masih worked at McKinsey & Company and KPMG Consulting. In 2019, Mr. Masih was named by the U.S. Secretary of Commerce to the U.S.-India CEO Forum, which brings together business leaders from both nations to discuss ways to strengthen economic and commercial ties. From 2013-2015, Mr. Masih was elected to the Receivables Management Association (RMA International, previously DBA International) board of directors, where he served as both a director and a member of its Federal Legislative and Regulatory Committee. Mr. Masih earned an MBA from The Wharton School of the University of Pennsylvania, a Master of Science in Manufacturing Systems Engineering from Lehigh University and a bachelor’s degree in Mechanical Engineering from the Indian Institute of Technology, New Delhi, India.

EXECUTIVE OFFICERS
Set forth below is certain biographical information about each of our current executive officers. Executive officers are appointed by the Board and serve at the discretion of the Board.

Name	Age	Position(s)
Ashish Masih	58	President and Chief Executive Officer
Jonathan C. Clark	65	Executive Vice President, Chief Financial Officer and Treasurer
Ryan B. Bell	45	President, Midland Credit Management
John Yung	59	President of International and Cabot Credit Management
Andrew E. Asch	50	Senior Vice President, General Counsel and Corporate Secretary
ASHISH MASIH. For biographical information, see Election of Directors (Proposal No. 1) above.
JONATHAN C. CLARK. Mr. Clark has served as our Executive Vice President, Chief Financial Officer and Treasurer since February 2015. Mr. Clark joined the Company as Chief Financial Officer of MCM in October 2014. Prior to joining the Company, Mr. Clark served as Executive Vice President and Chief Financial Officer of SLM Corporation, a publicly traded company more commonly known as Sallie Mae, from January 2011 until March 2013, and held other executive positions at Sallie Mae beginning in 2008. Prior to joining Sallie Mae, Mr. Clark served in various capacities, most recently as Managing Director, at Credit Suisse Securities (USA) LLC, an investment bank, from 2000 to 2007, after having served in various executive roles at Prudential Securities, The First Boston Corporation, and a variety of other companies during his career. Mr. Clark received his bachelor’s degree in economics from the University of Virginia in 1981 and his MBA from the Harvard Business School in 1985.
RYAN B. BELL. Mr. Bell joined the Company in September 2011 and has served in positions of increasing responsibility and was promoted to President of MCM in January 2020. From September 2000 to August 2011, he held positions of increasing responsibility at Capital One Financial Corp. including as Director of Operations Strategy and Execution from January 2009 to August 2011. Mr. Bell earned a bachelor's degree in Management Information Systems (graduating cum laude) from Texas A&M University and an MBA (graduating Beta Gamma Sigma) from The Cox School Business at Southern Methodist University.
JOHN YUNG. Mr. Yung joined the Company in 2015 and has served as our President of International and Cabot Credit Management since May 2023, prior to which Mr. Yung served as Senior Vice President, Chief Global Strategist and Growth Officer. Before joining Encore, Mr. Yung was a co-founder of ZenBanx Holding Ltd., an international fintech company, which was acquired by Sofi. Prior to that, Mr. Yung held several positions at ING Direct USA, including Head of Consumer Lending and Head of Customer Research and Analytics. Mr. Yung also served in executive positions with Bank of America, MBNA and Sears Roebuck and Co. Mr. Yung earned a Bachelor of Arts in Economics from the University of California Davis, and a Master of Business Administration in Finance and Marketing from Duke University.
ANDREW E. ASCH. Mr. Asch has served as Senior Vice President and General Counsel since August 2022. Mr. Asch joined the Company in April 2010 and previously served as General Counsel of MCM beginning in March 2016. Prior to joining MCM, Asch served as Senior Counsel at Roll International Corporation (now The Wonderful Company), and practiced law at the firms Katten Muchin Rosenman L.L.P. and Fulbright & Jaworski L.L.P. Mr. Asch received his bachelor’s degree in political science from University of California, Los Angeles and his JD from the University of Southern California, Gould School of Law.

ENVIRONMENTAL, SOCIAL, AND GOVERNANCE

Our Environmental, Social, and Governance Approach
Our approach to Environmental, Social, and Governance (“ESG”) is an extension of our Mission, Vision and Values and a key consideration for our business-wide decision making. In 2023, we continued our ESG journey and published our second ESG report. The following five key pillars have served as the foundation for our ESG journey:

Consumer
We Put Consumers First
Our consumers are at the heart of our business. We are committed to promoting a strong culture of treating consumers with respect, honesty, and empathy, and keeping customer service and compliance at the core of our business strategy.

Colleagues
We Support and Value Our People
We foster a culture of respect and inclusion in various ways including by providing unconscious bias and diversity training, tracking gender diversity, and sponsoring global cultural appreciation initiatives. We attract and retain talent by creating opportunities for professional growth through competitive benefits, wellness incentives, and other initiatives and trainings.

Environment
We Seek to Mitigate Our Impact on the Environment
We seek to minimize our environmental footprint through smart resource use and sustainable practices, including recycling programs, plastic-free break rooms/cafeterias, reduction of water consumption and electricity use, and powering our business with renewable energy where possible.

Community
We Work Together to Strengthen Our Community
We encourage employee community service and support through corporate matching programs, paid time off for volunteering activities, our annual day of giving, company-sponsored volunteer opportunities, and corporate giving and partnerships.

Operating Responsibly	We Operate Responsibly We hold ourselves to the ethical practices and decision making as guided by our Standards of Business Conduct.

Governance of our ESG Program
The Nominating and Corporate Governance Committee reviews our ESG strategy, provides ongoing review of our ESG initiatives and policies and reports to the full Board of Directors on our ongoing ESG-related activities. At the management level, our ESG program is overseen by an ESG Steering Committee, made up of several senior company leaders, that guides and directs our ESG strategy and related activities. The ESG Steering Committee is chaired by Encore’s Senior Vice President and Chief Human Resources Officer, who reports directly to Encore’s Chief Executive Officer. Encore’s Chief Executive Officer and Executive Leadership Team also provide oversight and guidance to the ESG Steering Committee to ensure the ESG strategy and related activities are aligned with and help inform other imperatives of the Company. The ESG Steering Committee provides periodic updates to the Nominating and Corporate Governance Committee and the full Board of Directors on our ESG efforts. A visual representation of how these various bodies of senior leaders and subject matter experts work together to progress our ESG commitments and ensure accountability against our goals can be found below:

COMPENSATION DISCUSSION AND ANALYSIS – EXECUTIVE SUMMARY

Introduction
This Compensation Discussion and Analysis is intended to provide an understanding of our compensation philosophy, objectives and practices; our compensation setting process; the elements of our executive compensation program; and the compensation of each of the following individuals, who were our Named Executive Officers (“NEOs”) for 2023:

Name	Title
Ashish Masih	President and Chief Executive Officer
Jonathan C. Clark	Executive Vice President, Chief Financial Officer, and Treasurer
Ryan B. Bell	President, Midland Credit Management
John Yung	President, International and Cabot Credit Management(1)
Andrew E. Asch	Senior Vice President, General Counsel and Secretary
Craig A. Buick	Former Chief Executive Officer of Cabot Credit Management(2)
________________________________
(1)Mr. Yung was promoted to President, International and Cabot Credit Management effective May 8, 2023.
(2)On March 28, 2023, the Company notified Mr. Buick that his employment would terminate on March 28, 2024. Mr. Buick transitioned his duties to Mr. Yung on May 8, 2023. See the Craig Buick Transition section below for additional detail.

Performance Measures Driving 2023 Compensation and Resulting Performance Award Achievement

Performance
KCP Adjusted EBITDA(1)	Return on Invested Capital (“ROIC”)(2)	3-year TSR vs. S&P SmallCap 600 Financial Sector Index(3)
$1,110 million	7.0%	82nd Percentile

Performance-Award Achievement
KCP Funding %(4)	Performance Stock Vesting (ROIC)(5)	Performance Stock Vesting (TSR)(5)
106.5%	50.0% Vested	180% Vested
________________________________
(1)KCP Adjusted EBITDA, which is the primary financial performance measure used for calculating annual KCP “key contributor plan” bonus awards is a metric the Company believes is the best approximation of cash generation. KCP Adjusted EBITDA is (1) Adjusted EBITDA plus (2) collections applied to principal balance. Adjusted EBITDA is defined as income before interest, taxes, depreciation and amortization; stock-based compensation expenses; acquisition, integration and restructuring related expenses; and other charges or gains that are not indicative of ongoing operations. Collections applied to principal balance represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and related activities.
(2)Pre-Tax Return on Invested Capital (“ROIC”) is the metric used in measuring performance for ROIC performance stock units (“PSUs”). ROIC is a non-GAAP metric and is calculated as the last twelve months adjusted income from operations, divided by our average invested capital. Adjusted income from operations excludes acquisition, integration and restructuring related expenses, amortization of certain acquired intangible assets and other charges or gains that are not indicative of ongoing operations. Average invested capital is defined as the aggregate of average Net Debt (defined below) and average GAAP equity and is calculated as the sum of current and prior period ending amounts divided by two. Net Debt is GAAP borrowings adjusted for debt issuance costs and debt discounts, cash and cash equivalents and client cash.
(3)The Company’s relative total stockholder return (“Relative TSR”) over a performance period from March 2021 (time of grant) to December 2023 compared to the other companies in the S&P SmallCap 600 Financial Sector Index (at the time of grant).
(4)Represents Key Contributor Plan (“KCP”) funding percentage, which is the baseline funding of the KCP bonus payout for our NEOs.
(5)Represents actual vesting on performance stock units that were eligible to vest based on the achievement of certain ROIC and Relative TSR targets for the performance period concluding in 2023.

2023 Elements of Compensation
The following chart describes the main elements of our 2023 compensation program for our NEOs.

	Base Salary	Key Contributor Plan (“KCP”) Bonus	Restricted Stock Units	Performance Stock Units (ROIC)	Performance Stock Units (TSR)
Form of Compensation	Cash		Equity
Type	Fixed	Performance-Based	Variable	Performance-Based
Purpose	Attract and Retain Talent	Drive Short-Term Performance	Drive Long-Term Performance, Align Management Interests with those of Stockholders and Promote Retention
Period	Ongoing	1 Year	3 Years (one-third vesting each year)	3 Years (100% of earned awards vest at end of the performance period)
Vesting Metrics	N/A	KCP Adjusted EBITDA, Strategic Initiatives, Consumer Experience and People Initiatives	Time Vested	ROIC	TSR compared to Constituents of the S&P Small Cap 600 Financial Sector Index
Payment/Vesting Date	Ongoing	Paid Annually in March for Prior Year Performance	Annually in March	Payment is 3 Years after Grant / Granted Annually in March
Performance Determination	Based in part on Individual Performance, Experience and Expertise	Formulaic + Compensation Committee Discretion	Formulaic	Formulaic; Compensation Committee Verifies Performance

Pay for Performance and Alignment with Stockholders
The main elements of our compensation program are designed to deliver pay for performance and align the interests of our executives with those of our long-term stockholders. Approximately 82% of the CEO’s target 2023 compensation is “at-risk,” with value delivery tied to either the achievement of performance targets or stock price performance. Similarly, on average, 69% of the target 2023 compensation of our other NEOs is “at-risk.” The mix of target direct compensation for our CEO and other NEOs for 2023 is shown below:

Key Governance and Pay Practices

Practices We Engage In		Practices We Do Not Engage In
✓	Majority of executive pay “at-risk”	✗	Compensation programs that encourage excessive risk taking
✓	Regular reviews of compensation programs and practices	✗	Excise tax gross-ups
✓	Stock ownership requirements	✗	Excessive benefits or perquisites
✓	Compensation recoupment (or clawback) policy	✗	Repricing stock options without stockholder approval
✓	Annual say-on-pay vote	✗	Pledging and hedging of Company stock
✓	Independent compensation consultant
✓	Use of peer groups

“Say-on-Pay” Advisory Vote on Executive Compensation
At our 2023 annual meeting of stockholders, a non-binding, advisory vote was taken with respect to the compensation of the Company’s NEOs (commonly referred to as a “say-on-pay” vote). Approximately 96% of the votes cast for the approval of our executive compensation program. We value this endorsement by our stockholders of our executive compensation program and policies, and the Compensation Committee continues to look for ways to enhance our executive compensation program.
We solicit a “say-on-pay” vote every year, including at this annual meeting of stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s Compensation Philosophy and Objectives
The principal objectives of our executive compensation program are:
•Motivate our executive officers to achieve both short and long-term goals that promote sustained stockholder value;
•Retain and attract highly-talented executive officers who possess the skills and competencies needed for us to execute our strategy and achieve our objectives;
•Encourage and reward corporate and individual performance, innovation and growth, without promoting undue risk; and
•Reinforce our Company Mission, Vision, and Values.
We seek to achieve these objectives by creating a compensation program that focuses on:
•Pay for Performance: the majority of our NEO’s target compensation is “at risk” and directly linked to both Company and individual performance;
•Competitive Market Practice: providing total compensation opportunities that are competitive with peers to attract and retain executives with exceptional levels of experience, skills and education;
•Stockholder Alignment: aligning executives with the long-term interests of stockholders through equity-based compensation, “at-risk” compensation tied to the achievement of challenging performance goals that promote long-term stockholder value, and stock ownership requirements; and
•Retention: establishing multi-year vesting for performance-based equity compensation such that an executive must remain with the company to receive value from an award.

How We Make Compensation Decisions
Role of the Compensation Committee.  The Compensation Committee meets regularly throughout the year, although its primary decision-making occurs in the first quarter, when it: (1) approves total target compensation levels for our NEOs for the current fiscal year, including any adjustment to salaries, target annual KCP bonus opportunities and annual equity grant values; (2) determines whether performance targets have been satisfied for performance-based equity granted during previous fiscal years; and (3) approves payments under the KCP and any other cash bonuses applicable to our executive officers for the previous fiscal year. The Compensation Committee met 5 times in 2023, and otherwise acted by unanimous written consent.
Role of the Independent Compensation Consultant.  Since 2015, the Compensation Committee has engaged FW Cook as its independent compensation consultant to assist in structuring the Company’s executive and non-employee director compensation programs. FW Cook:
•Regularly attends Compensation Committee meetings, including meeting in executive session with the Compensation Committee;
•Provides advice on the appropriateness and competitiveness of our executive compensation program relative to market practice, including advising the Compensation Committee on the selection of our peer group for benchmarking;
•Consults on executive compensation trends and developments;
•Consults on various executive compensation matters and recommends program designs and practices to support our business and human capital strategies and objectives;
•At the direction of the Compensation Committee, cooperates with management to compile market data and review the appropriateness of such data; and
•At the direction of the Compensation Committee, works with management to assess the potential risks arising from our compensation policies and practices.

Role of Management. The Compensation Committee generally solicits management’s input with respect to the executive compensation program. The Chief Executive Officer and representatives from the Human Resources and Legal departments generally attend Compensation Committee meetings to make presentations/recommendations regarding, and to discuss management’s viewpoint on, various compensation matters related to pay levels, program design, and related policies. The Chief Executive Officer is not present for deliberations regarding his own compensation.
Compensation Peer Group. The Compensation Committee uses a peer group to review the competitiveness of executive pay levels and program design, consider the retention value of compensation and provide market context for other compensation design and award decisions. The Compensation Committee engages FW Cook to assist with the review of, and make recommendations relating to the selection of companies to be included in the “Compensation Peer Group.”
The following table sets forth the companies included in Compensation Peer Group used to review executive compensation for 2023, which were identified based on industry, business complexity, revenue and market capitalization value. With respect to revenue and market capitalization value, peer companies were generally limited to those with revenue between 0.33-3.0x the Company’s size and market capitalization value between 0.25-4.0x the Company’s size. At the time the Compensation Peer Group was approved by the Compensation Committee, the Company’s was positioned above the median with respect to revenue and below the median with respect to market capitalization value.

2023 Compensation Peer Group(1)
Credit Acceptance Corporation	MoneyGram International, Inc.
CSG Systems International, Inc.	Navient Corporation
CURO Group Holdings Corp.	Nelnet, Inc.
Enova International, Inc.	PRA Group, Inc.
ePlus Inc	PROG Holdings
FirstCash Holdings, Inc.	Walker & Dunlop, Inc.
Green Dot Corporation	WEX
LendingTree	World Acceptance Corporation
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(1)Compared to the prior peer group, Cardtronics PLC, Corelogic, Inc. and Sykes Enterprises, Incorporated were removed due to mergers and acquisitions activity and replaced by LendingTree, PROG Holdings and WEX.
“Say-on-Pay” Advisory Vote on Executive Compensation. The Compensation Committee considered the results of the 2023 advisory vote and other factors in evaluating the Company’s executive compensation programs as discussed herein. Given the significant support received in 2023, no changes were made to the Company’s executive compensation program and policies as a result of the 2023 “say-on-pay” vote.

Overview of 2023 Compensation

Base Salary.
Our philosophy is to pay base salaries that are commensurate with the NEO’s experience and expertise, taking into account, among other things, the recommendation of FW Cook and competitive market data for executives with similar roles and responsibilities. The Compensation Committee does not benchmark to a specific percentile within that data. The Compensation Committee reviews each NEO’s base salary annually considering market salary data, relative compensation within the executive group, an assessment of corporate performance, as well as individual performance of each NEO and other relevant considerations.

Name	Base Salary at December 31, 2022(1)	Base Salary at December 31, 2023	% Increase
Ashish Masih	$840,000	$865,000	3.0%	(2)
Jonathan C. Clark	$653,435	$673,038	3.0%	(2)
Ryan B. Bell	$501,072	$521,115	4.0%	(2)
John Yung	$450,000	$450,000	—%
Andrew E. Asch	$370,000	$400,007	8.1%	(2)
Craig A. Buick	$459,995	$459,995	—%	(3)
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(1)For Mr. Yung, amount represents his base salary as of May 8, 2023, the day he became President, International and Cabot Credit Management.
(2)Base salary increases for Messrs. Masih, Clark, Bell, and Asch received in March 2023 were in connection with the Compensation Committee’s annual review of salaries. The increase for Mr. Asch included a 4.6% market adjustment in addition to a merit increase.
(3)Mr. Buick was paid in British pounds. The average exchange rate for 2023 of 1.2466 U.S. dollars per British pound was used to convert Mr. Buick’s base salary to U.S. dollars for purposes of this presentation.

KCP Bonus.
KCP Bonus Overview. KCP bonus is an annual cash bonus plan designed to motivate and reward achievement of our short-term business goals as well as to attract and retain highly-talented individuals. The KCP bonus opportunity for each NEO is defined as a percentage of their base salary and can be earned from 0%-to-200% of target based on both the Company’s achievement of annual operational performance objectives, as well as the NEO’s individual performance during the applicable year. Company and individual goals are established in the first quarter of the year and are designed to incentivize management to drive strong operating performance that supports the creation of stockholder value.
Assessing Performance for Funding and Payout: Baseline funding of the 2023 KCP bonus is determined by the level of achievement against goals in the following four categories: financial performance; strategic initiatives; consumer experience; and people initiatives. The underlying performance measures are key drivers of our success and stockholder value, and are intended to advance innovation and reinforce our Company Mission, Vision and Values. Each of these performance measures is also directly affected by the decisions of the NEOs. The resulting funding percentage is then subject to an adjustment of +/- 5% based on a recommendation from the Risk Committee derived from its assessment of the Company’s risk management performance (the “Risk Management Adjustment”). For 2023, the Company used KCP Adjusted EBITDA as its performance measure for the financial performance category, because the Company believes it is the best approximation of cash generation. Below is a table of the 2023 KCP bonus performance measures, their relative weights and actual funding results based on performance in 2023 against pre-established targets and the Risk Management Adjustment:

Performance Category	Performance Measures	Weighting	Element Funding %
Financial Performance	KCP Adjusted EBITDA	50.0%	66.2%	(1)
Strategic Initiatives	Achievement of Certain Milestones for Strategic Initiatives	20.0%	154.4%	(2)
Consumer Experience	Call Quality and Consumer Satisfaction Scores(3)	15.0%	114.1%	(3)
People Initiatives	Inclusion Index and Talent Retention Rates(4)	15.0%	168.5%	(4)

Risk Management Adjustment	Risk Committee's assessment of performance related to risk management	95%-105% Multiplier	100.0%	(5)

Total 2023 KCP Funding %			106.5%
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(1)In March 2023, the Compensation Committee established the target for KCP Adjusted EBITDA of $1170.2 million, which would provide funding at 100%. Achievement of threshold performance of $1,037.6 million would fund at 35% and achievement at or above maximum performance of $1,285.5 million would fund at 200%. The calculation of the achievement for this metric was formulaic based on 2023 actual performance compared to target. Actual performance was $1,109.9 million or 94.8% of the target established at the start of the year, resulting in funding between threshold and target on this measure. KCP Adjusted EBITDA is calculated as (1) Adjusted EBITDA plus (2) collections applied to principal balance. Adjusted EBITDA is defined as income before interest, taxes, depreciation and amortization; stock-based compensation expenses; acquisition, integration and restructuring related expenses; and other charges or gains that are not indicative of ongoing operations. Collections applied to principal balance represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and related activities.
(2)The Compensation Committee established certain milestones for strategic initiatives related to diversification and operational improvements. The calculation of the achievement, and the related funding, for the strategic initiatives was approved by the Compensation Committee based on the achievement of certain previously established milestones.
(3)In alignment with our Values, we promote a strong culture of treating consumers with respect, honesty, and empathy, and keep customer service and compliance at the core of our business strategy. To reinforce this principled intent, the Compensation Committee established performance measures and targets based on customer satisfaction scores, the UK Financial Ombudsman Overturn Rate and “call quality” scores, where each call is rated on a scale of 0-100% based on not only compliance with all relevant laws and regulations, but also performance against certain internal standards designed and established to, among other things, improve consumer experience. The calculation of the achievement and related funding for these performance measures was formulaic based on 2023 actual performance compared to previously established targets. For 2023, the Company performed slightly below the target established for customer satisfaction scores and above target but below maximum for the call quality scores and UK Financial Ombudsman Overturn Rates.
(4)We value our people. The Compensation Committee established performance targets related to an inclusion index and retention rates for key employee populations. The calculation of the achievement and related funding for the inclusion score and retention rates, was formulaic based on 2023 actual performance compared to previously established targets. For 2023, the Company achieved between target and maximum funding for its inclusion score and employee retention rates.
(5)The Risk Committee performed an assessment and recommended that the Compensation Committee apply a 100% achievement with respect to risk management as a result of management’s decisions and actions during the year.

The Compensation Committee then adjusted KCP payouts to levels between 90% and 105% of the funded performance level based on its assessment of each executive’s individual performance and contributions. The CEO’s individual performance was evaluated by the Compensation Committee based on a performance review completed by all independent directors of the Board. The CEO provided the Compensation Committee with performance assessments for each of the other executive officers, including the other NEOs. The Compensation Committee then reviewed individual performance and contributions including, for Messrs. Masih and Clark, their leadership with respect to the Company’s 2023 performance compared to both budget and prior year performance; for Mr. Bell his leadership of MCM, which maintained solid performance and had record portfolio purchasing in 2023; for Mr. Yung his successful transition into the President, International and Cabot role and his leadership of that business; and for Mr. Asch, his successful transition into the General Counsel role. For Mr. Masih, the Compensation Committee applied discretion and reduced his KCP payout by 10% to recognize the goodwill impairment reported in the Company’s 2023 results. Pursuant to the terms of Mr. Buick’s Executive Service Agreement and letter agreement, in connection with his separation Mr. Buick received a pro-rata bonus based on his KCP Bonus Target, the Company KCP funding percentage and the number of months worked during the year. Based on the analysis above, the Compensation Committee established the following KCP bonus payments to our NEOs for 2023, which resulted in a weighted average payout of 102.1% of target for NEOs (excluding Mr. Buick):

	Target Bonus		Performance		Actual
Name	% of Base Salary	2023 KCP Bonus Target(1)	Company KCP Funding %	Individual %	2023 KCP Bonus Received	Bonus Paid as a % of Target
Ashish Masih	120.0%	$1,033,000	106.5%	90.0%	$990,131	95.9%
Jonathan C. Clark	100.0%	$669,977	106.5%	97.0%	$692,119	103.3%
Ryan B. Bell	100.0%	$517,985	106.5%	105.0%	$579,237	111.8%
John Yung(2)	85.0%	$332,006	106.5%	97.0%	$342,978	103.3%
Andrew E. Asch	60.0%	$237,193	106.5%	97.0%	$245,032	103.3%
Craig A. Buick(3)	85.0%	$390,996	106.5%	N/A	$197,367	50.5%
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(1)The KCP bonus target is generally calculated as base salary earned during the year multiplied by the KCP bonus target percentage established by the Compensation Committee for each NEO. The threshold KCP bonus percentage was 42.5% of target and the maximum bonus percentage for each executive was 200% of target.

(2)Mr. Yung was promoted to the position of President, International and Cabot Credit Management effective May 8, 2023 and his KCP bonus target percentage was increased from 60% to 85% of salary. Mr. Yung’s KCP bonus target reflects a prorated amount that reflects the mid-year timing of the change.
(3)Pursuant to Mr. Buick’s Executive Service Agreement and letter agreement, Mr. Buick received a pro-rata bonus based on the number of months worked during the year.
ESG Metrics within KCP. While the KCP performance measures are primarily designed to drive strong operating performance that supports the creation of stockholder value, the performance measures also align with our ESG program:

ESG Key Pillar	ESG-Related Compensation Goal
We Put Consumers First
To promote a strong culture of treating consumers with respect, honesty, and empathy, and to keep customer service and compliance at the core of our business strategy, 15% of the funding of the 2023 KCP Bonus was based on certain customer satisfaction and call quality scores.

We Support and Value Our People	To promote a culture of respect and inclusion and to foster a positive work environment, 15% of the funding of the 2023 KCP Bonus was based on metrics related to inclusion and employee retention.
We Operate Responsibly	To promote a culture of appropriate risk management a +/- 5% Risk Management Adjustment (discussed below) can be made to KCP bonus funding

Long-term Equity Incentive Awards
Our long-term equity incentive awards are intended to create a direct correlation between the Company’s financial and stock price performance and compensation paid to our NEOs. Specifically, our long-term equity incentive awards are intended to motivate, retain and, in the case of new hires, attract our NEOs; assist in building equity ownership of our NEOs to further align their long-term interests with those of our stockholders; and reward the creation of stockholder value.
The target value of annual equity awards granted to NEOs is determined by the Compensation Committee taking into account market data, individual performance, relative compensation within the executive group, the individual’s ability to drive Company results, leadership potential and retention. Aggregate equity costs are also evaluated in the context of the dilutive effect to stockholders. Equity awards for our NEOs in 2023 were generally granted as a targeted mix of 50% restricted stock units (“RSUs”) and 50% performance stock units (“PSUs”). Of the PSUs, 50% are ROIC PSUs and 50% are relative TSR PSUs (based on their dollar-denominated values).
In 2023, the Compensation Committee approved the grant of equity awards to our NEOs with the following target values:

Name	Target RSU Value ($)	RSU(1) (#)	Target ROIC PSU(2) Value ($)	Target ROIC PSU(1)(2)(3) (#)	Target TSR PSU Value ($)	Target TSR PSU(1)(3) (#)	Total Target Equity Award Value ($)
Ashish Masih	$1,450,000	28,965	$725,000	14,482	$725,000	13,990	$2,900,000
Jonathan C. Clark	$550,000	10,986	$275,000	5,493	$275,000	5,306	$1,100,000
Ryan B. Bell	$425,000	8,489	$212,500	4,244	$212,500	4,100	$850,000
John Yung(4)	$462,500	9,672	$118,750	2,372	$118,750	2,291	$700,000
Andrew E. Asch	$200,000	3,995	$100,000	1,997	$100,000	1,929	$400,000
Craig A. Buick	$375,000	7,491	$187,500	3,745	$187,500	3,618	$750,000
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(1)Unit amounts were determined by dividing the targeted value by the closing price on the date of grant for the RSUs and ROIC PSUs (which was $50.06 for the RSUs and PSUs granted on March 9, 2023 and $45.65 for the RSUs granted to Mr. Yung on May 15, 2023 in connection with his promotion), and by $51.82 (the fair value on the date of grant as determined under a Monte Carlo valuation in accordance with accounting rules) for the relative TSR PSUs.

(2)Because of the accounting rules governing preparation of the Summary Compensation Table, the aggregate amounts reported as Stock Awards for 2023 in the Summary Compensation Table are different than the target award values set forth in the table above. As described in the section entitled “Performance Equity” below, in prior years, the Company granted PSUs with annual goals, and goals for all three years were not set at the time of Compensation Committee approval. Instead, goals were established by the Compensation Committee at the beginning of each applicable year, based on the Company’s budget for that year. Under the applicable accounting rules, the Summary Compensation Table reflects the value of grants made during the year for which applicable performance goals have been set. As such, in addition to the target award values set forth in the table above, the Summary Compensation Table also includes portions of the 2021 PSUs for which the applicable performance goal was set in 2023.
(3)Amounts represent target shares.
(4)Mr. Yung was promoted to President, International and Cabot Credit Management effective May 8, 2023. RSU amounts for Mr. Yung include an additional grant in connection with his promotion of 4,928 RSUs with a value of approximately $225,000.

Restricted Stock Units.
2023 Time-Based Restricted Stock Units. The time-based RSUs granted to NEOs on March 9, 2023 under the 2017 Incentive Award Plan (the “2017 Plan”) vest in three equal annual installments on each of March 9, 2024, March 9, 2025 and March 9, 2026 subject to continued employment with the Company on the applicable vesting date. In addition, Mr. Yung was granted time-based RSUs on May 15, 2023 in connection with his promotion, which vest in three equal annual installments on each of March 9, 2024, March 9, 2025 and March 9, 2026 subject to continued employment with the Company on the applicable vesting date.

Performance Equity.
For 2023 performance-based equity awards, the Compensation Committee granted a combination of ROIC PSUs and TSR PSUs.
2023 ROIC PSUs. The ROIC PSUs granted to NEOs in 2023 will cliff vest on March 9, 2026 based on the Company’s performance against a pre-established three-year average annual pre-tax ROIC target, subject to the NEO’s continued employment. If a threshold goal is achieved, then at least 50% of the target ROIC PSUs will vest, and if the maximum goal is achieved or exceeded, then 200% of the target ROIC PSUs will vest.
We believe ROIC is helpful in evaluating the efficient and effective use of capital, and is an important component of long-term stockholder return. Management uses ROIC to monitor and evaluate operating performance relative to our invested capital. ROIC is calculated as last twelve months adjusted income from operations, divided by our average invested capital. Adjusted income from operations excludes acquisition, integration and restructuring related expenses, amortization of certain acquired intangible assets and other charges or gains that are not indicative of ongoing operations. Average invested capital is defined as average Net Debt plus average GAAP equity and is calculated as the sum of current and prior period ending amounts divided by two. Net Debt is GAAP borrowings adjusted for debt issuance costs and debt discounts, cash and cash equivalents and client cash.
Certain PSUs granted to the NEOs in 2021 vested in three separate annual tranches based on the achievement of annual ROIC targets established by the Compensation Committee at the beginning of each applicable year (2021, 2022 and 2023), based on the Company’s ROIC target for that year. If a threshold goal was achieved during the applicable year, then at least 50% of the target ROIC PSUs eligible to vest with respect to that year would vest, and if the maximum goal was achieved or exceeded during the applicable year, then 200% of the target ROIC PSUs eligible to vest with respect to that year would vest.

For the ROIC PSUs granted in 2021, target ROIC for 2023 was 8.7% and the Company’s actual ROIC attained for 2023 was 7.0%, which resulted in vesting as follows:

Description	ROIC Target	2023 ROIC Result	Vesting Percentage
2021 ROIC PSU Grant - Tranche 3	8.7%	7.0%	50.0%	(1)
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(1)     Amount calculated based on the interpolated difference between 7.0% (threshold goal) and 8.7% (target goal).
The total number of 2021 ROIC PSUs that vested for 2023 are as follows:

Name	2021 ROIC PSU Grant - Tranche 3 - Target (#)	Vesting Percentage	2021 ROIC PSU Grant - Tranche 3 - Total Vesting (#)
Ashish Masih	5,192	50.0%	2,596
Jonathan C. Clark	2,284	50.0%	1,142
Ryan B. Bell	1,505	50.0%	752
John Yung	934	50.0%	467
Andrew E. Asch(1)	—	—	—
Craig A. Buick	1,505	50.0%	752
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(1)     Mr. Asch was promoted to SVP, General Counsel of the Company effective in August 2022 and did not receive a 2021 ROIC PSU award.
2023 TSR PSUs. The 2023 TSR PSUs have a performance period that runs from March 2023 through December 2025 and will cliff vest on March 9, 2026 based on the Company’s three-year relative TSR compared to the other companies in the S&P SmallCap 600 Financial Sector Index as of the date of grant and provided that the applicable NEO remains continuously employed through that date. The Compensation Committee chose relative TSR as an objective metric to evaluate our performance against the performance of other broadly similar companies and to align the interests of our NEOs with the interests of stockholders. The Compensation Committee worked with FW Cook to select the S&P SmallCap 600 Financial Sector Index as the comparator group.
Zero to 150% of the target TSR PSUs are eligible to vest, depending on the Company’s relative TSR percentile ranking, as set forth in the table below. No TSR PSUs will vest if our relative TSR performance is below the 30th percentile. If our relative total stockholder return percentile ranking is above the 30th percentile and between the levels shown in the table below, the portion of the TSR PSUs that vests is linearly interpolated between the two nearest vesting percentages, as follows; however, if our absolute TSR for the performance period is negative, the number of TSR PSUs that will vest is capped at 100% of the target number of shares regardless of our percentile ranking:

Relative Total Stockholder Return Percentile v. S&P Small Cap 600 Financial Sector Index Companies	TSR PSUs Vesting as a percentage of Target
70th or above	150%
50th	100%
30th	50%
below 30th	—%
2021 TSR PSUs. The TSR PSUs granted to NEOs in 2021 had a performance period that ran from March 2021 through December 2023 and cliff vested on March 9, 2024 based on the Company’s three-year relative TSR compared to the other companies in the S&P SmallCap 600 Financial Sector Index as of the date of grant. The design of the 2021 TSR PSUs was similar to the 2023 TSR PSUs except that 200% of target TSR PSUs (rather than 150%) were eligible to vest if the Company’s relative total stockholder return percentile ranking was 90th or above (rather than 70th or above).

Description	3-Year Relative TSR Performance	Vesting Percentage
2021 TSR PSU Grant	82nd percentile	180%	(1)
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(1)     Amount calculated based on the interpolated difference of 100% (50th percentile) and 200% (90th percentile or above).

Name	2021 TSR PSU Grant - Target (#)	Vesting Percentage	2021 TSR PSU Grant - Total Vesting (#)
Ashish Masih	11,158	180%	20,084
Jonathan C. Clark	4,909	180%	8,836
Ryan B. Bell	3,236	180%	5,824
John Yung	2,008	180%	3,614
Andrew E. Asch(1)	N/A	N/A	N/A
Craig A. Buick	3,236	180%	5,824
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(1)     Mr. Asch was promoted to SVP, General Counsel of the Company effective in August 2022 and did not receive a 2021 TSR PSU award.
Severance Arrangements. Our NEOs each have severance arrangements, which are discussed below in the “Potential Payments Upon a Termination or Change in Control” section. Provisions included under the Separation Plan are designed to provide an important safety net that allows these executives to focus on our business and pursue the course of action that is in the best interests of our stockholders by alleviating some concerns regarding their personal financial well-being in the event of an involuntary termination independent of or in connection with a change-in-control transaction. We do not have single-trigger equity vesting acceleration or cash payments upon a change of control and we do not provide excise tax gross-ups. We believe that the provisions of our severance arrangements are consistent with the principal objectives of our compensation programs, are well aligned with competitive market practice, and that the payments that would be triggered upon termination are at appropriate levels. The executives are subject to certain restrictions, including (among other things) covenants for non-solicitation and non-disparagement and are required to execute a general release, in exchange for receiving the financial and other benefits under their agreements, as described in more detail in the “Potential Payments Upon a Termination or Change in Control” section. We believe imposition of these restrictions serves our best interest and the best interests of our stockholders.
Other Benefits and Programs. Our NEOs in the United States are eligible to participate in benefit programs designed for all of our full-time employees. These programs include a tax qualified 401(k) savings plan, medical, dental, disability and life insurance programs and a matching charitable gift program. We also offer an executive health screening program whereby our executives may obtain a comprehensive physical examination every two years.

Mr. Buick was based in the United Kingdom and was eligible to participate in the benefits generally made available by Cabot to its UK-based regular full-time employees, such as health insurance benefits and an employer pension scheme. Mr. Buick elected to not participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to approximately 15% of his annual base salary in lieu of Cabot contributions to the pension scheme.

John Yung International Assignment
In 2023, the Company entered into an International Assignment Agreement (“Assignment Agreement”) with Mr. Yung for his temporary international assignment in the United Kingdom. The Assignment Agreement provides for reimbursement of certain relocation expenses, relocation, transportation and cost of living allowances, reimbursement of certain housing and travel expenses, tax planning and preparation assistance, tax equalization, and reimbursement of certain repatriation costs at the end of the assignment.

Craig Buick Transition
On March 28, 2023, in connection with changes made in the Company’s management structure in order to align the Company’s international businesses under one leader, the Company notified Mr. Buick that his employment would involuntarily terminate on March 28, 2024. A 12-month notice was required under Mr. Buick’s Executive Service Agreement dated November 25, 2019 (the “Executive Service Agreement”). Mr. Buick remained as a senior employee of the Company until May 8, 2023 and then assisted with the transition of his duties and subsequently was on garden leave from June 23, 2023 until March 28, 2024, his termination date. In connection with the execution and delivery of a Confirmatory Settlement Agreement, which includes a release of claims, Mr. Buick was entitled to receive the separation benefits and payments set forth under the Executive Service Agreement and the Letter Agreement dated November 1, 2022 between the Company and Mr. Buick, subject to the conditions therein, as described in more detail in the “Potential Payments Upon a Termination of Change of Control” section.

Executive Compensation Governance Policies
Pledging and Hedging Policy. We have a comprehensive insider trading policy that, among other things, provides that our employees, officers, directors and key consultants shall not engage in transactions which limit their downside exposure to our securities (“hedging transactions”) such as short sales or the purchase or sale of puts, calls or other derivatives of our securities. The purpose of this policy, among other things, is to assist our employees in avoiding potential conflicts of interest. The policy also prohibits the purchase of Company securities on margin and the pledging of Company securities and contains additional restrictions applicable to insiders, including our executive officers and directors.
Compensation Recovery Policy.  The Compensation Committee has adopted the Encore Capital Group, Inc. Compensation Recovery Policy under which the Compensation Committee may clawback cash and equity incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and/or reputational harm to the Company. We have also adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and Nasdaq Listing Standards implemented pursuant to the Dodd-Frank Act, and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation).

Stock Ownership Requirements. The Compensation Committee maintains equity ownership requirements to promote substantial equity ownership by the Company’s management and align their interests with the interests of our long-term stockholders. Each executive is required to own equity equal to a multiple of their base salary, reflecting each executive’s role and level of responsibility at the Company. For the purposes of these requirements, all shares owned and unvested RSUs are included in the calculation. Unexercised stock options and unearned PSUs are not included in the calculation. Executives have five years from their appointment as an executive officer to attain the required level of ownership. Executives who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All NEOs have met their applicable equity ownership requirements as of the record date.

Title/Position	Stock Ownership Requirements
Chief Executive Officer	6x Base Salary
EVP(1)	3x Base Salary
SVP	2x Base Salary
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(1)     The President, Midland Credit Management position and the President of International and Cabot Credit Management position are executive vice president (EVP) level positions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2023, the members of the Compensation Committee were Ash Gupta, Laura Newman Olle, Angela K. Knight, and William C. Goings. None of the Compensation Committee members had an interlocking relationship, as defined in the SEC rules, with our executive officers or with directors of another entity during the last fiscal year.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:
Ash Gupta (Chair)
William C. Goings
Angela Knight
Laura Newman Olle

RISKS RELATED TO COMPENSATION POLICIES AND PRACTICES
Following a risk assessment of the Company’s compensation policies and practices, the Company does not believe there are any risks arising from the Company’s employee compensation policies and practices that are reasonably likely to have a material adverse effect on the Company.
The Compensation Committee assists the Board in fulfilling its risk management oversight responsibilities associated with excessive risk-taking arising from our employee compensation policies and practices. The Compensation Committee, with the assistance of FW Cook, regularly reviews our compensation policies and practices and believes that they are reasonable, align the interests of our employees with our stockholders and do not encourage excessive risk taking. Additionally, we believe that our performance-focused executive compensation policies described in detail in our Compensation Discussion and Analysis discourage inappropriate or excessive risk taking by our executive officers for reasons including, but not limited to, the following:
•Payment of incentive compensation to executive officers is dependent upon the combination of achievement of targeted corporate financial operating measures, strategic objectives and individual performance. We believe our performance targets have been appropriately designed to mitigate risk and align the interests of our executive officers with stockholder interests.
•The single biggest element of our executive compensation program is equity-based awards, which support a long-term performance focus for our executive officers and discourage excessive or inappropriate emphasis on short-term results.
•The Company’s focus on ethics and strict adherence to its internal controls and procedures further mitigate inappropriate risk taking with respect to our compensation practices. We believe that we have the appropriate controls in place to effectively mitigate the risk that our executives would act inappropriately to manipulate incentive compensation payouts or receive payouts without regard to performance.
•The Company maintains a Compensation Recovery Policy, under which the Compensation Committee may clawback incentive compensation erroneously paid, granted or awarded to a senior executive if it determines the senior executive has committed misconduct that causes demonstrably significant financial and/or reputational harm to the Company. The Company further maintains a separate policy, consistent with SEC rules, that provides for the recovery of erroneously awarded compensation from covered executives in connection with an accounting restatement.
•The Company maintains policies that prohibit our employees, officers, directors and key consultants from engaging in transactions that involve the hedging or pledging of our securities.
•The Company’s equity ownership requirements align management with stockholders and helps reduce the taking of excessive risk by senior management in Company decisions.

SUMMARY COMPENSATION TABLE
The following table sets forth information concerning the compensation of our NEOs for the years ended December 31, 2023, 2022 and 2021.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Comp.(2)	All Other Comp.(3)	Total
Ashish Masih	2023	$861,096	$3,159,830	$990,131	$12,900	$5,023,957
President and Chief Executive Officer	2022	$831,918	$3,561,534	$695,107	$13,360	$5,101,918
	2021	$785,890	$2,560,429	$1,237,456	$17,000	$4,600,775
Jonathan C. Clark	2023	$669,977	$1,214,233	$692,119	$15,900	$2,592,228
Executive Vice President, Chief Financial Officer and Treasurer	2022	$649,863	$1,395,617	$439,697	$18,922	$2,504,099
	2021	$627,413	$1,171,555	$1,005,116	$24,900	$2,828,984
Ryan B. Bell	2023	$517,985	$925,216	$579,237	$25,926	$2,048,364
President, Midland Credit Management	2022	$494,045	$950,673	$384,411	$14,650	$1,843,779
	2021	$454,755	$774,222	$619,240	$15,637	$1,863,854
John Yung	2023	$431,082	$746,666	$342,978	$377,429	$1,898,154
President, International and Cabot Credit Management
Andrew E. Asch	2023	$395,321	$399,920	$245,032	$30,757	$1,071,031
Senior Vice President, General Counsel and Secretary	2022	$346,874	$349,993	$226,645	$9,510	$933,022

Craig A. Buick(4)	2023	$459,995	$825,299	$197,367	$716,604	$2,199,266
Former Chief Executive Officer, Cabot Credit Management	2022	$454,739	$1,050,704	$231,199	$68,341	$1,804,983
	2021	$495,216	$665,256	$479,527	$74,673	$1,714,672
__________________________________________
(1)Amounts represent the grant date fair value of RSU and PSU awards granted during the applicable year, computed in accordance with FASB ASC Topic 718 (“ASC 718”). For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnotes in the Notes to the Consolidated Financial Statements included in our Annual Reports on Form 10-K for the years ended December 31, 2023, 2022 and 2021. The aggregate grant date fair value of the RSUs was calculated as the product of the number of RSUs multiplied by the closing price for our stock on the grant date. The aggregate grant date fair value of the TSR PSUs granted in 2023 was calculated using a Monte Carlo valuation, which established a grant date fair value of $51.82 per share. The significant assumptions used in the Monte Carlo valuation for the TSR PSUs granted in 2023 were a volatility rate of 38.17%, a risk-free interest rate of 4.57%, a dividend yield of 0%, and a simulation period of 2.81 years. The aggregate grant date fair values of the ROIC PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which, for 2023 PSU grants, was target level performance. Therefore, values in the table for these PSUs are computed as the product of the number of PSUs to be delivered assuming target level performance multiplied by the closing price for our stock on the grant date. Additional information about the awards reflected in this column is set forth in the footnotes to the 2023 Grants of Plan-Based Awards table and the Outstanding Equity Awards at 2023 Year-End table, below.
The table below provides details of the components that make up the fiscal year 2023 stock awards reported in this column. Consistent with the requirements of ASC 718, the value of the PSUs displayed in the table below include the portions of the awards for which a goal was established in 2023, which includes Tranche 3 of the 2021 ROIC PSU grant and the entire 2023 ROIC PSU grant (as beginning in 2022 the Company began using a three-year performance goal for its ROIC PSU grants). The table also provides details regarding the maximum value of the ROIC PSUs, if maximum performance goals are achieved.

Components of Stock Awards						Additional Information
Name	RSU ($)	TSR PSU ($)	2023 ROIC PSU Expected - Target ($)	2021 ROIC PSU Expected - Target ($)	Total	All ROIC PSU Awards at Maximum ($)
Ashish Masih	$1,449,988	$724,962	$724,969	$259,912	$3,159,830	$1,969,761
Jonathan C. Clark	$549,959	$274,957	$274,980	$114,337	$1,214,233	$778,633
Ryan B. Bell	$424,959	$212,462	$212,455	$75,340	$925,216	$575,590
John Yung	$462,448	$118,720	$118,742	$46,756	$746,666	$330,997
Andrew W. Asch	$199,990	$99,961	$99,970	$—	$399,920	$199,940
Craig A. Buick	$374,999	$187,485	$187,475	$75,340	$825,299	$525,630
(2)Amounts represent the payouts of KCP bonuses for performance during the applicable year and paid early in the subsequent year. For 2023, KCP was funded based on the Company’s performance relative to pre-established targets or goals for KCP Adjusted EBITDA, strategic initiatives, call quality and consumer satisfaction score goals, and inclusion and retention scores and other factors deemed appropriate by the Compensation Committee, including individual performance.
(3)For Messrs. Masih, Clark, Bell, Yung and Asch amounts in this column include matching contributions to our 401(k) plan, contributions to Health Savings Accounts and matching contributions pursuant to charitable donation programs of the Company. For Messrs. Bell and Asch, amounts also include commercial travel for their respective spouses to a Company event. For Mr. Asch amounts also include costs of an executive physical examination.
For Mr. Yung, the amount also includes benefits in connection with Mr. Yung’s temporary assignment in the United Kingdom including: $135,491 for housing-related expenses; $74,389 for tax equalization, $56,221 for tax preparation expenses; $43,649 for relocation expenses; $40,451 for transportation and travel; and $16,712 for a cost of living adjustment and the Company’s cost of international health insurance for Mr. Yung and his spouse. Certain amounts were paid in British pounds. We calculated the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars using an average exchange rate for 2023 of 1.2466 U.S. dollars per British pound.
For Mr. Buick, the amount includes $68,999 in cash payments made in lieu of Cabot pension scheme contributions (“Opt-out Cash Payments”) for 2023. Mr. Buick elected not to participate in a Cabot employer pension scheme and instead elected to receive cash payments equal to approximately 15% of his annual base salary in lieu of Cabot contributions to the pension scheme. In addition, amount includes payments to be made to Mr. Buick in connection with his termination pursuant to his Executive Service Agreement and his letter agreement including: $570,048 for his salary through his termination date and for termination payments equivalent to 12 months of salary, payable in monthly installments; $60,307 for two years of estimated costs of his private medical insurance; and $17,250 of cash payments made in lieu of Cabot pension scheme contributions for 2024 prior to his termination date.
(4)Cash amounts, including salary, bonus and other compensation, received by Mr. Buick are paid in British pounds. For 2023, we calculated the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars using an average exchange rate for 2023 of 1.2466 U.S. dollars per British pound. For 2022, we calculated the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars using an average exchange rate for 2022 of 1.237234 U.S. dollars per British pound. For 2021, we calculated the U.S. dollar equivalent for amounts that are not denominated in U.S. dollars using an average exchange rate for 2021 of 1.3756 U.S. dollars per British pound.

2023 GRANTS OF PLAN-BASED AWARDS
The following table sets forth summary information regarding all grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Units (#)	Grant Date Fair Value of Stock and Option Awards(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ashish Masih
KCP(2)		$439,025	$1,033,000	$2,066,000
2021 ROIC PSU(3)	3/9/2023				2,596	5,192	10,384		$259,912
2023 ROIC PSU(4)	3/9/2023				7,241	14,482	28,964		$724,969
2023 TSR PSU(5)	3/9/2023				6,995	13,990	20,985		$724,962
2023 RSU(6)	3/9/2023							28,965	$1,449,988
Jonathan C. Clark
KCP(2)		$284,740	$669,977	$1,339,953
2021 ROIC PSU(3)	3/9/2023				1,142	2,284	4,568		$114,337
2023 ROIC PSU(4)	3/9/2023				2,746	5,493	10,986		$274,980
2023 TSR PSU(5)	3/9/2023				2,653	5,306	7,959		$274,957
2023 RSU(6)	3/9/2023							10,986	$549,959
Ryan B. Bell
KCP(2)		$220,144	$517,985	$1,035,970
2021 ROIC PSU(3)	3/9/2023				752	1,505	3,010		$75,340
2023 ROIC PSU(4)	3/9/2023				2,122	4,244	8,488		$212,455
2023 TSR PSU(5)	3/9/2023				2,050	4,100	6,150		$212,462
2023 RSU(6)	3/9/2023							8,489	$424,959
John Yung
KCP(2)		$141,103	$332,006	$664,012
2021 ROIC PSU(3)	3/9/2023				467	934	1,868		$46,756
2023 ROIC PSU(4)	3/9/2023				1,186	2,372	4,744		$118,742
2023 TSR PSU(5)	3/9/2023				1,145	2,291	3,437		$118,720
2023 RSU(6)	3/9/2023							4,744	$237,485
2023 RSU(7)	5/15/2023							4,928	$224,963
Andrew E. Asch
KCP(2)		$100,807	$237,193	$474,385
2023 ROIC PSU(4)	3/9/2023				998	1,997	3,994		$99,970
2023 TSR PSU(5)	3/9/2023				964	1,929	2,894		$99,961
2023 RSU(6)	3/9/2023							3,995	$199,990
Craig A. Buick
KCP(2)		$141,103	$390,996	$664,012
2021 ROIC PSU(3)	3/9/2023				752	1,505	3,010		$75,340
2023 ROIC PSU(4)	3/9/2023				1,872	3,745	7,490		$187,475
2023 TSR PSU(5)	3/9/2023				1,809	3,618	5,427		$187,485
2023 RSU(6)	3/9/2023							7,491	$374,999

__________________________________________
(1)Amounts in this column represent the grant date fair value of equity awards, computed in accordance with FASB ASC Topic 718. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. In addition, the aggregate grant date fair value of the TSR PSUs granted in 2023 was calculated using a Monte Carlo valuation, which established a grant date fair value of $51.82 per share. The significant assumptions used in the Monte Carlo valuation were a volatility rate of 38.17%, a risk-free interest rate of 4.57%, a dividend yield of 0%, and a simulation period of 2.81 years. The aggregate grant date fair values of the ROIC PSUs were calculated based on the probable outcome of the performance conditions as of the grant date, which, for 2023 ROIC PSU grants, was target level performance. Therefore, values in the table for these PSUs are computed as the product of the number of PSUs to be delivered assuming target level performance multiplied by the closing price for our stock on the grant date.
(2)Represents the potential payouts under the Company’s KCP for 2023. The threshold level is 42.5% of target and the maximum level is set at 200% of target.
(3)Represents awards of ROIC PSU awards under the 2017 Plan that vested in three annual tranches based on the Company’s performance relative to a one-year ROIC target established at the beginning of the applicable year and continued employment. The ROIC PSU amounts shown in the table above represent, consistent with the applicable accounting rules, the value of one-third of the target number of 2021 ROIC PSUs awarded at grant as only the goal for the third tranche of the award was established on March 9, 2023. This tranche vested on March 9, 2024.
(4)Represents awards of ROIC PSU awards under the 2017 Plan that that have a performance period running from March 2023 through December 2025 and will cliff vest on March 9, 2026 based on the Company’s performance relative to a three-year average annual ROIC target, as well as continued employment.
(5)Represents awards of TSR PSUs under the 2017 Plan that have a performance period running from March 2023 through December 2025 and will cliff vest on March 9, 2026 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, subject to a modifier based on our absolute total stockholder return over the performance period, as well as continued employment.
(6)Represents awards of RSUs under the 2017 Plan. The RSUs granted on March 9, 2023 vest in three equal annual installments on each of March 9, 2024, March 9, 2025 and March 9, 2026 subject to continued employment.
(7)Represents an award of RSUs under the 2017 Plan in connection with Mr. Yung’s promotion to President, International and Cabot Credit Management. The RSUs were granted on May 15, 2023 and vest in three equal annual installments on each of March 9, 2024, March 9, 2025 and March 9, 2026 subject to continued employment.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information concerning awards that were outstanding for each of our NEOs as of December 31, 2023.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Ashish Masih
2021 RSU	10,385	(2)	$527,039
2022 RSU	14,582	(3)	$740,037
2023 RSU	28,965	(4)	$1,469,974
2021 ROIC PSU				2,596	(5)	$131,747
2021 TSR PSU				22,316	(6)	$1,132,537
2022 ROIC PSU				10,936	(7)	$555,002
2022 TSR PSU				4,946	(8)	$251,010
2023 ROIC PSU				14,482	(9)	$734,962
2023 TSR PSU				6,995	(10)	$354,996
Jonathan C. Clark
2021 RSU	4,569	(2)	$231,877
2022 RSU	5,530	(3)	$280,648
2023 RSU	10,986	(4)	$557,540
2021 ROIC PSU				1,142	(5)	$57,957
2021 TSR PSU				9,818	(6)	$498,264
2022 ROIC PSU				4,148	(7)	$210,511
2022 TSR PSU				1,876	(8)	$95,207
2023 ROIC PSU				5,493	(9)	$278,770
2023 TSR PSU				2,653	(10)	$134,640
Ryan B. Bell
2021 RSU	3,011	(2)	$152,808
2022 RSU	3,770	(3)	$191,328
2023 RSU	8,489	(4)	$430,817
2021 ROIC PSU				752	(5)	$38,164
2021 TSR PSU				6,472	(6)	$328,454
2022 ROIC PSU				2,828	(7)	$143,521
2022 TSR PSU				1,279	(8)	$64,909
2023 ROIC PSU				4,244	(9)	$215,383
2023 TSR PSU				2,050	(10)	$104,038
John Yung
2021 RSU	1,869	(2)	$94,852
2022 RSU	2,388	(3)	$121,191
2023 RSU	4,744	(4)	$240,758
2023 RSU	4,928	(11)	$250,096
2021 ROIC PSU				467	(5)	$23,700
2021 TSR PSU				4,016	(6)	$203,812
2022 ROIC PSU				1,791	(7)	$90,893
2022 TSR PSU				810	(8)	$41,108
2023 ROIC PSU				2,372	(9)	$120,379
2023 TSR PSU				1,145	(10)	$58,109

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1)
Andrew E. Asch				—		—
2021 RSU	1,910	(2)	$96,933
2022 RSU	2,363	(3)	$119,922
2022 RSU	1,360	(12)	$69,020
2023 RSU	3,995	(4)	$202,746
2023 ROIC PSU				1,997	(9)	$101,348
2023 TSR PSU				964	(10)	$48,923
Craig A. Buick
2021 RSU	3,011	(2)	$152,808
2022 RSU	4,776	(3)	$242,382
2023 RSU	7,491	(4)	$380,168
2021 ROIC PSU				753	(5)	$38,189
2021 TSR PSU				6,472	(6)	$328,454
2022 ROIC PSU				2,828	(7)	$143,521
2022 TSR PSU				1,279	(8)	$64,909
2023 ROIC PSU				3,745	(9)	$190,059
2023 TSR PSU				1,809	(10)	$91,807
__________________________________________
(1)Market value for awards was calculated using the closing price of $50.75 per share for our common stock on December 29, 2023, the final trading day of the fiscal year.
(2)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2021. The RSU award vests in three equal annual installments beginning on March 9, 2022. Amount includes the third installment, which vested on March 9, 2024.
(3)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2022. The RSU award vests in three equal annual installments beginning on March 9, 2023. Amount includes the second installment, which vested on March 9, 2024 and the third installment, which is scheduled to vest on March 9, 2025, subject to continued employment.
(4)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on March 9, 2023. The RSU award vests in three equal annual installments beginning on March 9, 2024. Amount includes the first installment, which vested on March 9, 2024 and the other two installments, which are scheduled to vest on March 9, 2025 and March 9, 2026, respectively, subject to continued employment.
(5)Amounts reported represent outstanding portions of tranche 3 of the ROIC PSUs granted pursuant to the 2017 Plan on March 9, 2021. Amount represents one-third of the total ROIC PSU grant. See Summary Compensation Table footnote 1 for further information on the ROIC PSU award. Tranche 3 of the ROIC PSUs vested in March 2024 based on the achievement of a pre-established ROIC goal. Based on 2023 performance at threshold, amount reported represents payout at threshold level. See “Performance Equity” above for actual results and shares issued in March 2024.
(6)Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2021 that have a performance-period running from March 2021 through December 2023 and cliff vested on March 9, 2024 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment. Based on 2023 performance at above target levels as of December 31, 2023, amount reported represents payout at maximum levels. See “Performance Equity” above for actual results and shares issued in March 2024.
(7)Amounts reported represent outstanding portions of ROIC PSUs granted pursuant to the 2017 Plan on March 9, 2022 that have a performance period running from March 2022 through December 2024 and will cliff vest on March 9, 2025 based on the Company’s performance relative to a three-year average ROIC target, as well as continued employment. Based on 2023 performance above threshold levels but below target levels, amount reported represents payout at target levels.
(8)Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2022 that have a performance-period running from March 2022 through December 2024 and will cliff vest on March 9, 2025 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment. Based on 2023 performance at below threshold levels as of December 31, 2023, amount reported represents payout at threshold levels.
(9)Amounts reported represent outstanding portions of ROIC PSUs granted pursuant to the 2017 Plan on March 9, 2023 that have a performance period running from March 2023 through December 2025 and will cliff vest on March 9, 2026 based on the Company’s performance relative to a three-year average ROIC target, as well as continued employment. Based on 2023 performance above threshold levels but below target levels, amount reported represents payout at target levels.

(10)Amounts reported represent outstanding portions of TSR PSUs granted pursuant to the 2017 Plan on March 9, 2023 that have a performance-period running from March 2023 through December 2025 and will cliff vest on March 9, 2026 based on the Company’s relative total stockholder return compared to the other companies in the S&P SmallCap 600 Financial Sector Index, as well as continued employment. Based on 2023 performance at below threshold levels as of December 31, 2023, amount reported represents payout at threshold levels.
(11)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on May 15, 2023. The RSU award vests in three equal annual installments beginning on March 9, 2024. Amount includes the first installment, which vested on March 9, 2024 and the other two installments, which are scheduled to vest on March 9, 2025 and March 9, 2026, subject to continued employment.
(12)Amounts reported represent outstanding portions of awards of RSUs granted pursuant to the 2017 Plan on August 15, 2022. The RSU award vests in three equal annual installments beginning on March 9, 2023. Amount includes the second installment, which vested on March 9, 2024 and one other installments, which is scheduled to vest on March 9, 2025, subject to continued employment.

2023 OPTION EXERCISES AND STOCK VESTED
The following table includes certain information with respect to stock option exercises and shares acquired on the vesting of stock awards for each of our NEOs during the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Ashish Masih	26,285	$341,968	51,970	$2,601,618
Jonathan C. Clark	41,617	$763,486	22,851	$1,143,921
Ryan B. Bell	—	$—	15,669	$784,390
John Yung	—	$—	10,827	$542,000
Andrew E. Asch	—	$—	5,514	$276,031
Craig A. Buick	—	$—	16,172	$809,570
__________________________________________
(1)Amount represents the difference between the market value on the exercise date of the shares underlying the options that were exercised and the option exercise price.
(2)Amount represents the market value of the vesting stock on the vesting date.

POTENTIAL PAYMENTS UPON A TERMINATION OR CHANGE IN CONTROL
This section describes the payments that may be made to our NEOs upon separation under the Separation Plan (for Messrs. Masih, Clark, Bell, Yung and Asch) or pursuant to an individual agreement (for Mr. Buick) and, based on certain assumptions or the circumstances described below.

Basic Assumptions
The tables presented in this section were prepared assuming each event triggering a payment or other benefit occurred on December 31, 2023 using the base salaries in effect and the share price of our common stock as of that day. Amounts for accrued but unpaid wages, accrued but unused paid-time off and reimbursable expenses payable upon separation are not reported in the “Salary” column because those are generally amounts that the employee is legally entitled to or amounts that all employees would be entitled to upon similar termination or resignation.
We note that because a change in control did not occur on December 31, 2023, and the executives were not terminated on that date, these tables are merely estimates intended to give the reader a general idea of possible payments upon an involuntary termination or termination in connection with a change in control. There can be no assurance that a change in control would produce similar results to those described below if it were to occur in the future.

Payments upon a Termination Without Cause, Resignation for Good Reason or a Termination in Connection with a Change in Control
Executive Separation Plan Arrangements; Award Agreements. We do not have formal employment agreements with our NEOs located in the United States; however, Messrs. Masih, Clark, Bell, Yung and Asch are participants in the Company’s Executive Separation Plan (the “Separation Plan”). As of December 31, 2023, the termination terms and conditions relating to our Separation Plan and equity award arrangements (whether or not in connection with a change in control) were as follows:
•The Separation Plan provides that if the executive is terminated without Cause or terminates with Good Reason (both as defined in the Separation Plan) each not in connection with a change in control of the Company, then the terminated executive would receive (1) two times his base salary (in the case of Messrs. Masih, Clark, Bell and Yung) or 1.5 times his base salary (in the case of Mr. Asch) plus, (2) a pro rata bonus based on the number of months worked in the year of termination (if the applicable performance conditions are achieved) plus, (3) a lump sum cash payment equal to the estimated value of two years of continued health benefits (in the case of Messrs. Masih, Clark, Bell and Yung) and 18 months of continued health benefits (in the case of Mr. Asch). In addition, the unvested equity awards of each terminated executive would continue to vest as if the executive were still an employee for 12 months after the date of termination of employment.
•The Separation Plan provides that if the executive is terminated without Cause in connection with a change of control of the Company or the executive terminates his employment for Good Reason in connection with a change in control, the terminated executive would receive (1) two times his base salary plus, (2) a prorated target bonus for the year of termination plus (3) the greater of 100% of his target bonus or 100% of his bonus that would have been paid assuming that actual year-to-date performance was annualized, plus (4) a lump sum cash payment equal to the estimated value of two years of continued health benefits. In addition, performance-based equity awards would immediately vest pro rata (based on the amount of time employed during the performance period and based on the greater of target levels or to-date performance) and time-based equity awards would immediately vest.

•Under the Company’s standard RSU and PSU agreements with the NEOs, unvested awards vest upon the death or disability (as defined in the award agreement) of the executive. PSUs would vest at target except for the ROIC PSUs that vest on an annual basis, which vest based on actual performance for any performance period that has been completed and vest at target for any performance period that has not been completed.
•Under the Company’s standard RSU and PSU agreements with the NEOs, unvested awards vest if the executive’s employment is terminated without Cause (as defined in the award agreement) or if the executive resigns his employment for Good Reason (as defined in the award agreement), in either case, in connection with a Change of Control (as defined in the award agreement). If a Change of Control occurs and the PSUs are not assumed, then the PSUs will vest based on the actual achievement of performance goals through the Change of Control. If the PSUs are assumed, they will be earned based on the actual achievement of performance goals through the Change of Control, and will remain outstanding to vest on the March 9 three years from the grant date (subject to continued employment). For Executive Separation Plan participants, terminations within 180 days prior to or two years after a Change of Control are considered to be in connection with a change of control. For non-Executive Separation participants terminations within 60 days before or one year after a Change of Control are considered to be in connection with a change of control.
Adjustments to Payments and Timing of Payments. The Separation Plan contains a “best net” provision, which provides that if a participant becomes subject to the excise tax imposed by IRC Section 4999, then the Company and the participant agree that the aggregate “parachute payment” will be subject to possible reduction to the extent necessary to avoid penalties assessed under IRC Sections 280G and 4999 if such reduction would result in the participant retaining on an after-tax basis an amount equal to or greater than the amount that the participant would have retained had he not been subject to the excise tax.
Restrictive Covenants. As a condition to receiving payments under the Separation Plan, the participating NEOs must agree to a broad release and waiver of claims and to maintain the confidentiality of Company information. The agreements also provide certain notice and related requirements that must be met. In addition, each executive is subject to the following obligations while he is receiving payments and other benefits under the agreement:
•non-disparagement of the Company;
•non-solicitation of our employees for 24 months following termination (in the case of Messrs. Masih, Clark, Bell and Yung) and 18 months following termination (in the case of Mr. Asch); and
•continued cooperation with all outstanding matters or issues relating to the Company.
Definitions. The term “Cause” for purposes of the Separation Plan is defined as any of the following reasons:
•a conviction of the participant of – or the plea of guilty or nolo contendere to – (1) a felony or (2) a misdemeanor involving moral turpitude;
•a willful misconduct or gross negligence by the participant;
•failure by the participant to carry out the lawful and reasonable directions of the Board or the participant’s immediate supervisor, as the case may be;
•refusal to cooperate or non-cooperation by the participant with any government regulatory authority; or
•fraud, embezzlement, theft or dishonesty by the participant against the Company or any subsidiary or a material violation by the participant of a policy or procedure of the Company or the Company’s Standards of Business Conduct, resulting, in any case, in harm to the Company or any subsidiary.
The term “Good Reason” is defined as any one of the following reasons:
•material reduction in the executive’s base compensation or target bonus;

•material reduction in the titles, authority, duties or responsibilities of the executive;
•change in the location at which the executive provides services for the Company, of more than 35 miles from the executive’s present office location or primary residence, without consent; and
•in the case of the Separation Plan, any failure of the Company to obtain the assumption of its obligations under the Separation Plan by the acquirer within 45 days of a Change in Control.
For situations where there is a termination in connection with a Change of Control, the term “Change of Control” is defined in equity award agreements as any one of the following (the Separation Plan has a substantially similar definition, but includes a change of a majority of the Board):
•any sale, lease, exchange or other transfer (in one transaction or series of related transactions) of all or substantially all the Company’s assets to any person (as defined in Section 3(a)(9) of the Exchange Act) or group of related persons (as such term is defined under Section 13(d) of the Exchange Act, “Group”);
•the Company’s stockholders approve and complete any plan or proposal for the liquidation or dissolution of the Company;
•any person or Group becomes the beneficial owner, directly or indirectly, of shares representing more than 50.1% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors of the Company and such person or Group has the power and authority to vote such shares; or
•the completion of a merger, reorganization, consolidation or other corporate transaction involving the Company in which holders of the Company’s stock immediately before the completion of the transaction hold, directly or indirectly, immediately after the transaction, 50% or less of the common equity interest in the surviving corporation or other entity resulting from the transaction.
Termination Without Cause or Resignation for Good Reason. The following table summarizes the amounts we estimate would be payable to the NEOs (excluding Mr. Buick, who is discussed separately below) upon a termination without Cause or resignation for Good Reason as outlined in the Separation Plan and described above, assuming the triggering event occurred on December 31, 2023.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	Cash Payment for Health or Other Benefits(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Ashish Masih	$1,730,000	$990,131	$53,670	$2,538,058	$5,311,859
Jonathan C. Clark	$1,346,076	$692,119	$36,751	$1,064,431	$3,139,377
Ryan B. Bell	$1,042,230	$579,237	$53,007	$725,827	$2,400,301
John Yung	$900,000	$342,978	$93,670	$526,227	$1,862,875
Andrew E. Asch	$600,011	$245,032	$42,862	$259,028	$1,146,932
__________________________________________
(1)Amounts represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies. Amounts include: 200% of base salary for Messrs. Masih, Clark, Bell and Yung and 150% of base salary for Mr. Asch.
(2)Severance bonus includes a lump sum cash payment equal to a pro rata annual bonus with respect to the year that separation occurs. Amounts represent the actual bonus earned for fiscal year 2023.
(3)Amounts represent (a) for Messrs. Masih, Clark, Bell and Yung the estimated value of 24 months of continued health benefits and (b) for Mr. Asch the estimated value of 18 months of continued health benefits, each based on each executive’s estimated insurance coverage held, and cost premiums, as of December 31, 2023. For Mr. Yung, amount also includes estimated repatriation costs associated with his international assignment in the United Kingdom.
(4)Fair market value is based on the closing price of $50.75 per share for our common stock on December 29, 2023, the last trading day of the fiscal year.

Termination in Connection with a Change in Control. The following table summarizes the amounts we estimate would be payable to the NEOs (excluding Mr. Buick) upon a termination in connection with a change of control as outlined in the equity agreements and Separation Plan for our NEOs and described above, assuming the triggering event occurred on December 31, 2023.

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	Cash Payment for Health or Other Benefits(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Ashish Masih	$1,730,000	$2,066,000	$53,670	$4,821,778	$8,671,448
Jonathan C. Clark	$1,346,076	$1,362,096	$36,751	$1,930,605	$4,675,528
Ryan B. Bell	$1,042,230	$1,097,222	$53,007	$1,371,413	$3,563,873
John Yung	$900,000	$674,984	$93,670	$1,066,935	$2,735,589
Andrew E. Asch	$800,014	$482,225	$57,149	$573,753	$1,913,141
__________________________________________
(1)Amounts in this column represent amounts owed in a lump sum in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies. Amounts represent 200% of base salary.
(2)Amounts include (i) a lump sum cash payment equal to a pro rata target bonus with respect to the year that separation occurs plus (ii) the greater of 100% of the executive’s respective target bonus or 100% of the executive’s respective bonus that would have been paid assuming that actual year-to-date performance was annualized.
(3)Amounts represent the estimated value of 24 months of continued health benefits based on each executive’s estimated insurance coverage held, and cost premiums, as of December 31, 2023. For Mr. Yung, amount also includes estimated repatriation costs associated with his international assignment in the United Kingdom.
(4)Fair market value is based on the closing price of $50.75 per share for our common stock on December 29, 2023, the last trading day of the fiscal year.
Termination in the Event of a Death or Disability. The following table summarizes the amounts we estimate would be payable to the NEOs (excluding Mr. Buick) in the event of a death or disability of the NEO on December 31, 2023.

Name	Severance Salary Payments(1)	Severance Bonus Payments	Cash Payment for Health or Other Benefits(1)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(2)	Total
Ashish Masih	$—	$—	$—	$5,937,040	$5,937,040
Jonathan C. Clark	$—	$—	$—	$2,326,126	$2,326,126
Ryan B. Bell	$—	$—	$—	$1,674,141	$1,674,141
John Yung	$—	$—	$—	$1,242,259	$1,242,259
Andrew E. Asch	$—	$—	$—	$687,866	$687,866
__________________________________________
(1)There are no amounts payable in excess of regular salary and other benefits payable through the last day of employment in accordance with our standard policies.
(2)Fair market value is based on the closing price of $50.75 per share for our common stock on December 29, 2023, the last trading day of the year.

Craig Buick Termination. On March 28, 2023, the Company notified Mr. Buick that his employment would involuntarily terminate on March 28, 2024. A 12-month notice was required under Mr. Buick’s Executive Service Agreement dated November 25, 2019 (the “Executive Service Agreement”). Mr. Buick remained as a senior employee of the Company until May 8, 2023 and then assisted with the transition of his duties and subsequently was on garden leave from June 23, 2023 until March 28, 2024, his termination date. Pursuant to the Executive Service Agreement and the Letter Agreement dated November 1, 2022 between the Company and Mr. Buick, in connection with his separation, Mr. Buick was entitled to receive (1) termination payments equivalent to 12 months of salary, payable in equal monthly installments over 12 months, (2) a pro-rata bonus based on the number of months worked (as opposed to being on garden leave or similar) during his notice period and achievement of applicable performance conditions, plus (3) a lump sum cash payment equal to two years of the estimated costs of his private medical insurance (which is reduced by the estimated costs of his private medical insurance for 1 month for each month Mr. Buick is on garden leave or similar). In addition, Mr. Buick’s unvested equity awards would continue to vest for 12 months from the earlier of the date of termination or the date of garden leave. The following table summarizes the remaining amounts we estimate were payable after December 31, 2023 to Mr. Buick as a result of his termination:

Name	Severance Salary Payments(1)	Severance Bonus Payments(2)	Cash Payment for Health or Other Benefits(3)	Fair Market Value of Unvested Equity Awards with Accelerated Vesting(4)	Total
Craig A. Buick(5)	$570,048	$197,367	$77,557	$—	$844,972
(1)Amount represents his salary through his termination date of March 28, 2024 and termination payments equivalent to 12 months of salary, payable in monthly installments.
(2)Severance bonus includes a lump sum cash payment equal to a pro rata bonus for services through June 23, 2023. Amount represents the actual bonus earned for fiscal year 2023.
(3)Amount represents (a) an estimate of private medical insurance through March 2025 and (b) amounts payable under his pension scheme through his termination date.
(4)No equity awards are expected to vest as a result of continued vesting. The fair market value of awards that vested in 2024 while Mr. Buick was an employee on garden leave was $725,771.
(5)For Mr. Buick, who receives amounts in British pounds, we calculated the U.S. dollar equivalent for his salary and other payments using an average exchange rate for 2023 of 1.2466 U.S. dollars per British pound.

CEO PAY RATIO DISCLOSURE
As required by the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of Mr. Masih, our CEO, to that of the employee who has been identified as having annual compensation that is the median of all of our employees, excluding our CEO. We believe that the pay ratio disclosed below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies, estimates and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
For 2023, our last completed fiscal year, the total compensation of Mr. Masih was $5,023,957 and the median employee’s annual total compensation was $29,082, resulting in a ratio of 173:1.
We identified the median employee by examining the 7,371 employees at the Company and its subsidiaries as of December 1, 2023. We identified our median employee by using a consistently applied compensation measure calculated as of December 1, 2023, which aggregated for each employee (a) annual base salary for salaried employees or hourly rate multiplied by work schedule for hourly employees, (b) target cash bonus and (c) actual commissions. We annualized pay for our full-time or permanent employees who were employed by us for less than the entire fiscal year. Compensation amounts paid in foreign currencies were converted to U.S. dollars based on exchange rates in effect on December 1, 2023. We did not include long term incentive awards in the calculation of the median employee because only a small number of employees receive long term incentive awards and, as a result, inclusion would not affect the calculation. The Company did not make any cost-of-living adjustments.
Once we identified our median employee, we identified and calculated the elements of that employee’s compensation for 2023 in accordance with the requirements of 402(c)(2)(x) of Regulation S-K.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between named executive officer Compensation Actually Paid (“CAP”) and certain financial performance of the Company. For further information concerning our compensation philosophy and how we align executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis section of this proxy statement.

					Value of Initial Fixed $100 Investment Based on:
Year(1)	Summary Compensation Table Total for CEO(2)	Compensation Actually Paid to CEO(3)(4)	Average Summary Compensation Table Total for Non-CEO NEOs(5)	Average Compensation Actually Paid to Non-CEO NEOs(4)(6)	Total Shareholder Return(7)	Peer Group Total Shareholder Return(7)(8)	Net Income(9) (Millions)	ROIC(9)
2023	$5,023,957	$5,456,509	$1,961,809	$2,036,585	$144	$84	$(206)	7.0%
2022	$5,101,918	$2,935,179	$1,646,198	$822,005	$136	$84	$195	11.7%
2021	$4,600,775	$8,670,303	$2,006,061	$3,431,675	$176	$116	$351	15.2%
2020	$4,344,344	$5,138,320	$2,078,184	$2,388,500	$110	$89	$212	12.5%
__________________________________________
(1)Mr. Masih was our CEO for each of the four fiscal years included in the table. The following officers are included in the Non-CEO NEO group:

Year	Non-CEO NEOs
2023	Jonathan C. Clark, Ryan B. Bell, Craig A. Buick, Andrew E. Asch, John Yung
2022	Jonathan C. Clark, Ryan B. Bell, Craig A. Buick, Andrew E. Asch, Greg L. Call
2021	Jonathan C. Clark, Ryan B. Bell, Craig A. Buick, Greg L. Call
2020	Jonathan C. Clark, Ryan B. Bell, Craig A. Buick, Greg L. Call
(2)Reflects compensation amounts reported in the “Total” column of the Summary Compensation Table (“SCT”) for the CEO for the respective years shown.
(3)Amounts reflect the amounts reported in the “Summary Compensation Table Total for CEO” column adjusted as set forth in the table below, as determined in accordance with SEC rules. Amounts do not reflect the actual amount of compensation earned by or paid to our CEO during the applicable year. For information regarding the decisions made by the Compensation Committee in regards to the CEO’s compensation for each fiscal year, please see the Compensation Discussion and Analysis sections of the proxy statements reporting pay for the fiscal years covered.

	2023	2022	2021	2020
SCT Total Compensation	$5,023,957	$5,101,918	$4,600,775	$4,344,344
Less: Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the SCT for the Applicable Fiscal Year	$3,159,830	$3,561,534	$2,560,429	$2,272,939
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$4,309,237	$2,226,965	$5,170,770	$2,817,824
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$0	$0	$0	$0
Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	($827,023)	($1,130,661)	$1,397,906	$157,727
Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Applicable Fiscal Year	$110,168	$298,491	$61,282	$91,365
Less: Fair Value of Stock and Option Awards Granted during a Prior Fiscal Year that were Forfeited during the Applicable Fiscal Year, determined as of the Prior Fiscal Year End	$0	$0	$0	$0
Less: Change in Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the SCT for Applicable Fiscal Year	$0	$0	$0	$0
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$0	$0	$0	$0
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	$0	$0	$0	$0
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	$0	$0	$0	$0
Compensation Actually Paid	$5,456,509	$2,935,179	$8,670,303	$5,138,320
(4)Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (1) for RSU awards, closing price of the Company’s common stock on applicable year-end dates or, in the case of vesting dates, the closing price per share on the applicable vesting date(s), (2) for PSU awards (except TSR PSU awards), the same valuation methodology as RSU awards above except year-end and vesting date values are multiplied by the probability of achievement or actual results, as applicable, as of each such date, (3) for TSR PSU awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s) and (4) for Stock Options, a Black-Scholes option-pricing model as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair values but using the closing Company stock price on the applicable revaluation date as the current market price as of the revaluation date, and in all cases based on expected term, volatility, dividend rates and risk free rates determined as of the revaluation date. For additional information on the assumptions used to calculate the valuation of the awards, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report for the year ended December 31, 2023.
(5)Reflects average of the compensation amounts reported in the “Total” column of the SCT for the Non-CEO NEOs for the respective years shown.
(6)Amounts reflect the amounts reported in the “Average Summary Compensation Table Total for Non-CEO NEOs” column adjusted as set forth in the table below, as determined in accordance with SEC rules. Amounts do not reflect the actual amount of compensation earned by or paid to our Non-CEO NEOs during the applicable year. For information regarding the decisions made by the Compensation Committee in regards to the Non-CEO NEOs compensation for each fiscal year, please see the Compensation Discussion and Analysis sections of the proxy statements reporting pay for the fiscal years covered.

	2023	2022	2021	2020
SCT Total Compensation	$1,961,809	$1,646,198	$2,006,061	$2,078,184
Less: Amounts Reported under the “Stock Awards” and “Option Award” Columns in SCT for the Applicable Fiscal Year	$822,267	$917,470	$832,777	$795,674
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$1,063,362	$481,428	$1,696,288	$983,988
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$0	$0	$0	$0
Plus: Change in Fair Value of Outstanding Unvested Stock and Option Awards from Prior Years	($194,853)	($238,359)	$521,863	$73,235
Plus: Change in Fair Value of Stock and Option Awards from Prior Years that Vested in the Covered Year	$28,534	$85,871	$40,241	$48,767
Less: Fair Value of Stock and Option Awards Granted during a Prior Fiscal Year that were Forfeited during the Applicable Fiscal Year, determined as of the Prior Fiscal Year End	$0	$235,663	$0	$0
Less: Change in Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the SCT for Applicable Fiscal Year	$0	$0	$0	$0
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	$0	$0	$0	$0
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	$0	$0	$0	$0
Plus: Aggregate Service Cost and Prior Service Cost for Pension Plans	$0	$0	$0	$0
Compensation Actually Paid	$2,036,585	$822,005	$3,431,675	$2,388,500
(7)Represents, for each applicable year, cumulative total shareholder return beginning December 31, 2019 at market close.
(8)Peer group consists of Arrow Global Group, B2 Impact (formerly B2Holding), Hoist Finance, Intrum, Kruk and PRA Group, Inc. in 2020 and B2 Impact (formerly B2Holding), Hoist Finance, Intrum, Kruk and PRA Group, Inc. in 2021, 2022 and 2023. Arrow Global Group was removed from the peer group beginning in 2021 as it became a private company.
(9)Net income attributable to Encore Capital Group, Inc. stockholders, calculated in accordance with generally accepted accounting principles.
(10)Pre-Tax Return on Invested Capital (“ROIC”) is a non-GAAP metric and is calculated as the last twelve months adjusted income from operations, divided by our average invested capital. Adjusted income from operations excludes acquisition, integration and restructuring related expenses, amortization of certain acquired intangible assets and other charges or gains that are not indicative of ongoing operations. Average invested capital is defined as the aggregate of average Net Debt (defined below) and average GAAP equity and is calculated as the sum of current and prior period ending amounts divided by two. Net Debt is GAAP borrowings adjusted for debt issuance costs and debt discounts, cash and cash equivalents and client cash.

Financial Performance Measures
The table below lists what we consider to be the most important financial performance measures used to link CAP to NEOs for the year ended December 31, 2023, to company performance. See the Compensation Discussion and Analysis section of this proxy statement for more information regarding the use of these performance metrics in our executive compensation program.

Performance Measures
ROIC
Relative Total Shareholder Return
KCP Adjusted EBITDA

Compensation Actually Paid and Performance Measures
Below are graphs showing the relationship of CAP to our CEO and other NEOs in 2020, 2021, 2022 and 2023 to (1) TSR of both the Company (ECPG in the graphs) and our peer group, (2) net income and (3) ROIC. TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

COMPENSATION OF DIRECTORS
We compensate our non-employee directors for their service on the Board with a combination of cash and equity awards. The Company believes that director compensation should be reasonable in light of what is customary for companies of similar size, scope and complexity. We generally emphasize equity compensation over cash compensation, and we do not provide material benefits or perquisites to our non-employee directors. The Compensation Committee and Board regularly reviews our director compensation program and relies on peer group information and recommendations provided by the independent compensation consultant, FW Cook. Based on our market review, our non-employee director compensation is at approximately the median level of our peer group.

Cash Retainers and Meeting Fees
In 2023, each non-employee director received an annual cash retainer for their service on the Board, as well as additional cash retainers if they serve as the Chair of the Board, on a committee or as the chair of a committee. Annual retainers were paid quarterly and were prorated based on the non-employee director’s service during the fiscal year. Non-employee directors were reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings. The following table sets forth annual cash compensation for non-employee directors in effect during fiscal 2023:

2023
Board Annual Retainer	$75,000
Chair Annual Retainers
Non-Executive Chairman of the Board	$120,000
Committee Chair (Per Committee)	$25,000
Committee Service Annual Retainers (Per Committee)	$10,000
Additional Committee Service Fee (per meeting)(1)	$1,000
__________________________________________
(1)Non-employee directors receive an additional committee service fee of $1,000 per meeting starting with the seventh meeting of a single committee in any one year, to ensure that their time is fairly recognized in periods of unusually high activity.

Equity Compensation
Annual Grant. Each non-employee director receives an equity award with a grant-date fair market value of $145,000 (granted as shares of Company common stock, to be granted on the fifth business day following the date of each annual meeting that occurs during the non-employee director’s service on our Board).
Vesting. Equity awards granted to our non-employee directors are fully vested on the date of grant.

Non-Employee Director Deferred Stock Compensation Plan
In prior periods, annual equity grants were provided as fully vested RSUs with underlying shares issued to the non-employee directors within 10 days from the date the non-employee director is no longer a member of the Board. In June 2016, the Company established a deferred compensation plan for non-employee directors that allows the deferral of cash payments and/or equity awards in the form of deferred stock units (“DSUs”). If a non-employee director elects to defer compensation, the non-employee director’s DSUs will be distributed to him or her in the form of Company common stock following his or her separation from service with the Board.
For 2023, all directors except Ms. Olle elected to receive their annual equity retainer in the form of DSUs. Ms. Olle elected to receive her annual equity retainer in shares of Company common stock. Certain directors have also elected to receive portions of their annual cash retainers in the form of DSUs. If the Company declares a dividend, non-employee director will be paid a dividend in the same method and at the same time as other stockholders of the Company are paid such dividends.

Stock Ownership Requirements. The Company has adopted equity ownership requirements to promote substantial equity ownership by the Company’s non-employee directors and thereby further align their interests with the interests of our stockholders. Under these requirements, each non-employee director is required to own equity equal to five times the annual Board cash retainer. For the purposes of these requirements, all shares owned and unvested RSUs are included in the calculation. Unexercised stock options and unearned PSUs are not included in the calculation. Non-employee directors have five years from their election to attain the required level of ownership. Non-employee directors who have not yet met their equity ownership requirements are required to retain 100% of their after-tax shares until the share ownership requirement is met. All directors except Mr. Goings have met their stock ownership requirements. Mr. Goings joined the Board in 2022 and has until September 2027 to meet such guidelines.
The following table sets forth the compensation earned by non-employee directors for service on our Board for the fiscal year ended December 31, 2023.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	All Other Compensation	Total
William C. Goings	$95,000	$144,966	$—	$239,966
Ash Gupta	$110,000	$144,966	$—	$254,966
Wendy G. Hannam	$112,000	$144,966	$—	$256,966
Jeffrey A. Hilzinger	$97,000	$144,966	$—	$241,966
Angela A. Knight	$110,000	$144,966	$—	$254,966
Michael P. Monaco	$207,000	$144,966	$—	$351,966
Laura Newman Olle	$95,000	$144,966	$—	$239,966
Richard P. Stovsky	$112,000	$144,966	$—	$256,966
__________________________________________
(1)Amounts reported in this column include amounts earned for service on the Board and various committees for service during 2023. In 2023, Mr. Gupta elected to defer portions of cash retainers into DSUs pursuant to the Non-Employee Director Deferred Stock Compensation Plan. Mr. Gupta received 2,339 DSUs in lieu of cash as a result of his election to defer portions of his cash retainers.
(2)Amount represents the grant date fair value of equity awards to each of our non-employee directors computed in accordance with FASB ASC Topic 718. Each director received an annual equity award retainer of 2,970 DSUs (or for Ms. Olle 2,970 shares of Common Stock). The grant date fair value may not reflect the actual value ultimately recognized by the directors, which may be higher or lower based on a number of factors, including the Company’s performance and stock price fluctuations. For information on the assumptions used in calculating the amounts reported, see the “Stock-Based Compensation” footnote in the Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.
(3)The aggregate number of shares underlying outstanding RSUs and DSUs for each of the non-employee directors as of December 31, 2023 was:

William C. Goings	5,105
Ash Gupta	41,246
Wendy G. Hannam	29,954
Jeffrey A. Hilzinger	16,436
Angela A. Knight	16,436
Michael P. Monaco	32,217
Laura Newman Olle	24,531
Richard P. Stovsky	19,523

NON-BINDING VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (PROPOSAL NO. 2)

Proposal
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that we provide our stockholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executives officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders. Our compensation programs are designed to reward our named executive officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total stockholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. We urge you to read the Compensation Discussion and Analysis of this proxy statement, which discusses how the Company’s executive compensation program reflects our compensation philosophy and describes in detail the decisions made by the Compensation Committee in 2023.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC.
Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the 2023 compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in the Company’s proxy statement for the 2024 annual meeting of stockholders.”
Unless our Board modifies its policy on the frequency of say-on-pay votes, a non-binding, advisory vote on the compensation of our named executive officers will again be included in our proxy statement next year.

Required Vote
The vote is advisory, which means that the vote is not binding on the Company, our Board or the Compensation Committee of the Board. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders.

The Board of Directors recommends a vote FOR, to approve, in a non-binding advisory vote, the compensation of the Company’s named executive officers.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy and Procedures
The Audit Committee of our Board has adopted a written policy and related procedures concerning “related person transactions.” Under our written policy, the Audit Committee continues to be responsible for the regular review and approval or disapproval of “related person transactions” between the Company or a subsidiary of the Company and certain “related persons.” The policy tracks the SEC rules with respect to defining who and which transactions are covered by the policy. A “related person” is a director, officer, nominee for director or 5% stockholder of the Company since the beginning of the last fiscal year and their immediate family members. Transactions covered by the policy are those in which the Company or a subsidiary of the Company is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest.

Related Person Transactions
We have entered into indemnification agreements with certain of our officers and directors pursuant to which we agreed to indemnify each officer and director to the fullest extent authorized by law against certain expenses and losses arising out of claims related to the service by such person as an officer or member of our Board or in certain other capacities.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
The following table sets forth certain information concerning the beneficial ownership of our common stock as of April 11, 2024, by: (1) each director and director nominee; (2) each Named Executive Officer; (3) each person who is known by us to be the beneficial owner of more than five percent (5%) of our outstanding common stock; and (4) all directors and executive officers as a group. Calculations of beneficial ownership are based on 23,686,865 shares of our common stock outstanding on April 11, 2024. Except as otherwise indicated, we believe each person has sole voting and investment power, subject to community property laws.

Name and Address of Beneficial Owner(1)	No. of Shares Beneficially Owned(2)	Percent of Class(2)
BlackRock, Inc.(3)	3,945,725	16.7%
The Vanguard Group(4)	2,555,782	10.8%
Turtle Creek Asset Management, Inc.(5)	2,034,598	8.6%
Dimensional Fund Advisors LP(6)	1,892,525	8.0%
FMR LLC(7)	1,679,092	7.1%
Ashish Masih	242,254	1.0%
Jonathan C. Clark	139,511	*
Ryan B. Bell	34,190	*
John Yung	34,597	*
Andrew E. Asch	9,817	*
William C. Goings	5,105	*
Ash Gupta(8)(9)	12,210	*
Wendy G. Hannam(8)	34,954	*
Jeffrey A. Hilzinger(8)	16,436	*
Angela A. Knight(8)	16,436	*
Michael P. Monaco(8)	32,217	*
Laura Newman Olle(8)	29,892	*
Richard P. Stovsky(8)	19,523	*
Current directors and executive officers as a group (13 persons)(8)	627,142	2.63%
__________________________________________
*    Less than one percent.
(1)The address for all directors and executive officers of Encore Capital Group, Inc. is c/o Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108.
(2)The numbers and percentages shown include the shares of common stock beneficially owned as of April 11, 2024, as well as the shares of our common stock that the person or group had the right to acquire within 60 days of such date. In calculating the percentage of ownership, all shares of common stock that the identified person or group had the right to acquire within 60 days of April 11, 2024, upon the exercise of options or the settlement of RSUs, including vested, deferred issuance RSUs and DSUs, are deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of common stock owned by any other person.
(3)Information with respect to BlackRock, Inc. (“BlackRock”) is based solely on a Schedule 13G/A filed with the SEC on January 22, 2024 by BlackRock. BlackRock has sole voting power with respect to 3,889,981 shares and sole dispositive power with respect to 3,945,725 shares. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(4)Information with respect to The Vanguard Group (“Vanguard”) is based solely on a Schedule 13G/A filed with the SEC on February 13, 2024. Vanguard does not have any voting power and has sole dispositive power with respect to 2,515,716 shares. Vanguard has shared voting power with respect to 15,162 shares and shared dispositive power with respect to 40,066 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(5)Information with respect to Turtle Creek Asset Management, Inc. (“Turtle Creek”) is based solely on a Schedule 13G/A filed with the SEC on February 14, 2024 by Turtle Creek. Turtle Creek has sole voting power with respect to 2,034,598 shares and sole dispositive power with respect to 1,507,560 shares. The address for Turtle Creek is Scotia Plaza, 40 King Street West, Suite 5100, Toronto, Ontario M5H 3Y2 Canada.

(6)Information with respect to Dimensional Fund Advisors LP is based solely on a Schedule 13G/A filed with the SEC on February 9, 2024. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all securities reported are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional has sole voting power with respect to 1,865,701 shares and sole dispositive power with respect to 1,892,525 shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, Texas, 78746.
(7)Information with respect to FMR LLC is based solely on a Schedule 13G/A filed with the SEC on February 9, 2024. FMR LLC has sole voting power with respect to 1,677,246 shares and has sole dispositive power with respect to 1,679,092 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(8)Includes the following number of fully vested deferred issuance RSUs and DSUs, which were issued as director compensation for Board service and the underlying shares will be distributed when the director is no longer a member of the Board:

William C. Goings	5,105
Ash Gupta	3,396
Wendy G. Hannam	29,954
Jeffrey A. Hilzinger	16,436
Angela A. Knight	16,436
Michael P. Monaco	32,217
Laura Newman Olle	24,531
Richard P. Stovsky	19,523
Directors and executive officers as a group	147,598
(9)Amount does not include 38,412 DSUs that were issued as director compensation for Board service. The distribution of the underlying shares of common stock will occur within 10 business days following the fifth anniversary of the date Mr. Gupta is no longer a member of the Board.

EQUITY COMPENSATION PLAN INFORMATION
The following table sets forth information about our existing equity compensation plans (including individual compensation arrangements) as of December 31, 2023.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)(2)
Equity compensation plans approved by security holders	856,038	$—	3,238,278
Equity compensation plans not approved by security holders	—	—	—
Total	856,038	$—	3,238,278
__________________________________________
(1)Includes (a) 670,590 unvested RSUs and PSUs and (b) 185,448 deferred RSUs, PSUs or DSUs that are vested but for which the underlying shares have not been issued, in each case as of December 31, 2023. Assumes a payout at maximum level with respect to the PSUs.
(2)The aggregate number of securities available for issuance under the 2017 Plan will be reduced by 2.12 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or stock appreciation right.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL NO. 3)

Proposal
We have selected BDO USA, P.C. (f/k/a BDO USA, LLP) as our independent registered public accounting firm for the fiscal year ending December 31, 2024, and we are submitting our appointment of BDO USA, P.C. for ratification by stockholders at the annual meeting. BDO USA, P.C. began auditing our consolidated financial statements with the fiscal year ended December 31, 2001.
Each year in deciding whether to reappoint BDO, our Audit Committee evaluates the quality and efficiency of the services provided by BDO and considers many factors including, among other things: their technical expertise, knowledge of our operations and industry, the appropriateness of fees, the results of internal annual assessments of BDO’s performance, external data on audit quality and performance (including independent assessments by the Public Company Accounting Oversight Board (PCAOB) on BDO) and the potential impact of appointing a new independent registered public accounting firm.
Stockholder ratification of the selection of BDO USA, P.C. as our independent registered public accounting firm is not required. If our stockholders fail to ratify the election, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in our best interest and that of our stockholders.
We expect representatives of BDO USA, P.C. to be available at the annual meeting and they will be given an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

Required Vote
Approval of this proposal requires the affirmative vote of the holders of a majority of the votes cast and entitled to vote at the meeting.

The Board of Directors recommends a vote FOR the ratification of the appointment of BDO USA, P.C. (f/k/a BDO USA, LLP) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit and Non-Audit Fees
The following table presents fees billed for professional audit services rendered by BDO USA, P.C. as our independent registered public accounting firm for the audit of our annual financial statements for the fiscal years ended December 31, 2023 and 2022, and fees billed for other services rendered by BDO USA, P.C. during those periods:

	2023	2022
Audit Fees(1)	$3,287,452	$2,807,112
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$3,287,452	$2,807,112
__________________________________________
(1)Audit fees include fees and related expenses for professional services rendered by our independent accountant for the annual audit of our financial statements and of our internal control over financial reporting, the quarterly review of our financial statements, review of other documents filed with the SEC and audits of certain subsidiaries and business for statutory, regulatory and other purposes.

Approval of Independent Registered Public Accounting Firm Services and Fees
The Audit Committee has adopted a policy requiring pre-approval of all audit, review and attest engagements and engagements for permitted non-audit services provided by the independent registered public accounting firm to the Company and any of our affiliates. The Audit Committee may pre-approve predictable and recurring services by category on an annual basis. The Audit Committee may delegate pre-approval authority to one or more of its members who are independent directors of the Company, provided that such decisions made by the delegated director are presented to the full Audit Committee during its regularly scheduled meetings.
In accordance with applicable SEC regulations, permitted non-audit services may be performed without pre-approval if: (1) the services were not recognized by the Company at the time of engagement to be non-audit services; (2) the aggregate amount of fees for all such services provided constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during a fiscal year; (3) the services are brought promptly to the attention of the Audit Committee; and (4) the approval is given prior to the completion of the audit. The CFO is responsible for bringing to the attention of the Audit Committee any such services that were not pre-approved because they were not recognized by the Company at the time of engagement to be non-audit services. The Audit Committee or a delegated representative pre-approved 100% of the audit-related services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2023 and 2022.

REPORT OF THE AUDIT COMMITTEE
In accordance with our written charter, the Audit Committee assists the Board in oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. We currently are composed of four members, each of whom has been determined by the Board to be an independent director, as independence is defined by the listing rules of The Nasdaq Stock Market and the rules and regulations of the SEC.
BDO USA, P.C., the Company’s independent registered public accounting firm, has unrestricted access to the Audit Committee. The Audit Committee may invite other members of the Board to attend Audit Committee meetings based upon their expertise, familiarity with the Company and its industry and other factors. In performing our oversight function, we have reviewed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023, and met with both management and BDO USA, P.C. to discuss those consolidated financial statements. Management has represented to us that the consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. We have also (i) received from, and discussed with, BDO USA, P.C. the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees); and (ii) with and without management present, discussed and reviewed the results of BDO USA, P.C.’s audit of: (A) the Company’s consolidated financial statements; and (B) the effectiveness of internal control over financial reporting. In addition, we have received the written disclosures and the letter from BDO USA, P.C. required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with BDO USA, P.C. its independence.
Based on these reviews and discussions, and subject to the limitations on the role of the Audit Committee and the Audit Committee’s responsibility described in the Audit Committee’s written charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

Audit Committee:

Richard P. Stovsky, Chairman
Wendy G. Hannam
Jeffrey A. Hilzinger
Michael P. Monaco

STOCKHOLDER PROPOSALS AND NOMINATIONS
Pursuant to SEC Rule 14a-8, “Stockholder Proposals,” proposals to be considered for inclusion in our proxy materials for the 2025 annual meeting, must be received at our principal executive offices by December 27, 2024 if our 2025 annual meeting is held within 30 days of June 7, 2025. If, however, our 2025 annual meeting is more than 30 days before or after June 7, 2025, proposals for the meeting must be received by a reasonable time before we print and mail our proxy statement for that meeting. Such proposals may be included in our proxy materials if they comply with requirements as to form and substance established by the SEC.
Under our Bylaws, a stockholder who wishes to nominate directors or bring other business before the 2025 annual meeting of stockholders without including the proposal in our proxy materials for that meeting must notify us no earlier than February 7, 2025, and no later than March 9, 2025, unless, for purposes of a stockholder proposal, the date of the 2025 annual meeting of stockholders is called for a date that is not within 30 days before or 60 days after June 7, 2025 (in which event the stockholder must notify us by not more than 120 days prior to such annual meeting and not later than 90 days prior to such annual meeting or the tenth day following the day on which the notice of the date of the annual meeting is first disclosed by the Company, whichever first occurs). If the stockholder fails to give notice by this date, such proposal shall be denied.
In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Encore’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act and our bylaws no later than March 9, 2025.
Additional requirements with respect to stockholder proposals and director nominations are set forth in our Bylaws. We intend to file a proxy statement and white proxy card with the SEC in connection with our solicitation of proxies for our 2025 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed by Encore with the SEC without charge from the SEC’s website at: www.sec.gov.

ADDITIONAL INFORMATION

Annual Report on Form 10-K
We are providing with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which includes financial statements, schedules and a list of Exhibits. Any stockholder of record who wishes to receive an additional copy of the annual report or this proxy statement or any of the Exhibits may (1) call Encore at 858-309-6442 or call toll free at 1-800-579-1639 or (2) mail a request to: Encore Capital Group, Inc., 350 Camino De La Reina, Suite 100, San Diego, CA 92108, Attention: Corporate Secretary, and we will promptly deliver the requested materials to you upon your request.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 7, 2024
Our proxy statement and Annual Report on Form 10-K are available at the following website address: www.proxyvote.com

OTHER MATTERS
As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ENCORE CAPITAL GROUP, INC.

Ashish Masih
President and Chief Executive Officer
April 26, 2024

encore CAPITAL GROUP

Better Solutions. Better Life.

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ECPG2024**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V49476-P09571 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENCORE CAPITAL GROUP, INC.

The Board recommends that you vote FOR each of the nominees listed in proposal 1.

1. Election of Directors

Nominees:	For	Withhold
1a. Michael P. Monaco	☐	☐
1b. William C. Goings	☐	☐
1c. Ashwini (Ash) Gupta	☐	☐
1d. Wendy G. Hannam	☐	☐
1e. Jeffrey A. Hilzinger	☐	☐
1f. Angela A. Knight	☐	☐
1g. Laura Newman Olle	☐	☐
1h. Richard P. Stovsky	☐	☐
1i. Ashish Masih	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	For	Against	Abstain
2. Non-binding advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐
3. Ratification of the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2024.	☐	☐	☐

NOTE: This Proxy, when properly executed will be voted as specified above. If no specification is made, this Proxy will be voted FOR the election of each of the above-listed nominees, FOR (in a non-binding vote) PROPOSAL 2 and FOR PROPOSAL 3. This proxy also confers discretionary authority to vote on such other matters as may come before the Annual Meeting. The undersigned hereby revokes any proxy or proxies heretofore given to vote such shares at such meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V49477-P09571

ENCORE CAPITAL GROUP, INC.
ANNUAL MEETING OF STOCKHOLDERS, JUNE 7, 2024
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledge(s) receipt of the Notice of Annual Meeting of Stockholders to be held on June 7, 2024 and the Proxy Statement and appoint(s) Ashish Masih and Jonathan C. Clark, or either of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Encore Capital Group, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Stockholders to be held via the internet at www.virtualshareholdermeeting.com/ECPG2024 on June 7, 2024 at 12:00 p.m. Eastern Time, and at any adjournment or postponement thereof, and to vote in their discretion on such other business as may properly come before the Annual Meeting and any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side